Exhibit 10.1

Execution Copy

OPIOID DEFERRED CASH PAYMENTS AGREEMENT

OPIOID DEFERRED CASH PAYMENTS AGREEMENT dated as of June 16, 2022 (this “Agreement”), among MALLINCKRODT PLC, a public limited company incorporated in Ireland with registered number 522227 (the “Parent”), MALLINCKRODT LLC, a Delaware limited liability company (“MLLC”), SPECGX HOLDINGS LLC, a New York limited liability company (“SpecGx Holdings”), SPECGX LLC, a Delaware limited liability company (“SpecGx”), and the Opioid Master Disbursement Trust II established pursuant to the terms of the Plan of Reorganization (as defined below) (the “Opioid Trust”).

WHEREAS, the Parent and certain of the Parent’s direct and indirect subsidiaries (collectively, the “Debtors”) are operating as debtors-in-possession pursuant to voluntary cases commenced under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which are jointly administered under Case No. 20-12522 (JTD) (the “Chapter 11 Cases”);

WHEREAS, the Bankruptcy Court has confirmed the Fourth Amended Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates under Chapter 11 of the Bankruptcy Code [Docket No. 6510] (as amended, supplemented or otherwise modified from time to time, including by the Confirmation Order, and together with all exhibits and schedules thereto, the “Plan of Reorganization”) pursuant to the Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code entered on March 2, 2022 [Docket No. 6660] (as amended, supplemented or otherwise modified from time to time, the “Confirmation Order”);

WHEREAS, pursuant to the Plan of Reorganization and the Confirmation Order, the Primary Obligors (as defined below) are required to pay to the Opioid Trust (as defined below) (and its successors and assigns, in part or in whole, as applicable) certain Opioid Deferred Cash Payments (as defined below), subject to certain Opioid Deferred Cash Payments Terms (as defined in the Plan of Reorganization);

WHEREAS, this Agreement and the other Settlement Documents set forth such Opioid Deferred Cash Payments Terms;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Adjusted Consolidated EBITDA” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Parent and the Subsidiaries for such period plus

(a) the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period:

(i) provision for taxes based on income, profits or capital of the Parent and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examination); plus

(ii) (x) Interest Expense of the Parent and the Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Subsidiary of Parent or any Disqualified Stock of the Parent and its Subsidiaries; plus

(iii) depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Parent and the Subsidiaries for such period; plus

(iv) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent or net cash proceeds of an issuance of Equity Interests of the Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(v) any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement, the Takeback Term Loans or the Existing Secured Notes; minus

(b) the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:

(i) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); plus

(ii) any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement, the Takeback Term Loans or the Existing Secured Notes;

in each case, on a consolidated basis and determined in accordance with Applicable Accounting Principles.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of, and the restructuring charges or expenses of, a Subsidiary (other than any Wholly Owned Subsidiary) of the Parent will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute Adjusted Consolidated EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Parent, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Parent by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreed Guarantee Principles” means the Agreed Guarantee Principles set forth on Schedule 1.01(A).

“Agreement” shall have the meaning assigned to such term in the Preamble hereto.

“Applicable Accounting Principles” shall mean, for any period, the accounting principles applied as provided in Section 1.02.

“Applicable CTA Percentage” shall mean, with respect to any basket, carve-out or exception set forth herein that is subject to a cap based upon the greater of a fixed amount (the “Fixed Component”) and a percentage of Consolidated Total Assets, (a) from and after the delivery of the financial statements required by Section 5.04(b) with respect to the fiscal quarter of the Parent ending on July 1, 2022 (the “Initial Post-Emergence Financials”), a fraction expressed as a percentage (rounded to the nearest tenth of a percent) the numerator of which is the Fixed Component of such basket, carve-out or exception and the denominator of which is the Consolidated Total Assets (determined based upon the Initial Post-Emergence Financials and, notwithstanding the last sentence of the definition of Consolidated Total Assets, without giving pro forma effect to any event or circumstance described in the definition of Pro Forma Basis that occurs after July 1, 2022), and (b) prior to delivery of the Initial Post-Emergence Financials, 0.0%.

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Approval Order” shall have the meaning assigned to such term in Section 3.01(c).

“Asset Sale” shall mean (x) any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person (including to a Divided LLC pursuant to a Division) of, any asset or assets of the Parent or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than the Parent or a Subsidiary.

“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Available Amount” shall mean, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a) $50 million, plus

(b) 50% of the Cumulative Retained Excess Cash Flow Amount on such date of determination (without duplication of any component of such amount included in the definition of Cumulative Parent Qualified Equity Proceeds Amount), plus

(c) the aggregate amount of proceeds received after the Effective Date and prior to such date of determination that would have constituted Net Proceeds had they exceeded the threshold amounts required to qualify as Net Proceeds (the “Below-Threshold Asset Sale Proceeds”), plus

(d) [reserved,] plus

(e) the Cumulative Parent Qualified Equity Proceeds Amount on such date of determination, minus

(f) the cumulative amount of Investments made with the Available Amount from and after the Effective Date and on or prior to such time, minus

(g) the cumulative amount of Restricted Payments made with the Available Amount or the Cumulative Parent Qualified Equity Proceeds Amount from and after the Effective Date and on or prior to such time (without duplication of any such amount subtracted pursuant to the definition of Cumulative Parent Qualified Equity Proceeds Amount);

provided, however, for purposes of determining the amount of Available Amount available for Restricted Payments, the calculation of the Available Amount shall not include any Below-Threshold Asset Sale Proceeds.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Bankruptcy Law” shall mean Title 11 of the United States Code, or any similar Federal, state or foreign law for the relief of debtors.

“Beneficiaries” shall mean (a) each of the NOAT II, TAFT II, Third-Party Payor Trust, PI Trust, Hospital Trust, NAS Monitoring Trust, Emergency Room Physicians Trust and the Future Claimants’ Representative (as each term is defined in the Plan of Reorganization) and (b) their respective directors, trustees, officers, employees, agents and advisors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with Applicable Accounting Principles, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that, Capital Expenditures for the Parent and the Subsidiaries shall not include:

(a) expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests (other than Disqualified Stock) of the Parent or capital contributions to the Parent or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a)); provided that (i) this clause (a) shall exclude expenditures made with the proceeds from sales of Equity Interests financed as contemplated by Section 6.04(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(p), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(b) and (ii) such proceeds are not included in any determination of the Available Amount;

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Parent and the Subsidiaries to the extent such proceeds are not then required to be applied to prepay Indebtedness pursuant to Section 6.05;

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Parent, the Primary Obligors or any Subsidiary) and for which none of the Parent, the Primary Obligors or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (iii) assets Disposed of pursuant to Section 6.05(m);

(g) Investments in respect of a Permitted Business Acquisition; or

(h) the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Indebtedness pursuant to Section 6.05.

“Capital Markets Indebtedness” shall mean any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term Capital Markets Indebtedness, for the avoidance of doubt, shall not be construed to include (i) any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not resold by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed to be such a direct placement) or (ii) any Indebtedness under any credit agreement, commercial bank Indebtedness or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a securities offering.

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with Applicable Accounting Principles.

“Cash Interest Expense” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Parent or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Qualified Receivables Facility, and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions, or upon entering into a Qualified Receivables Facility or any amendment of this Agreement or the Takeback Term Loan Credit Agreement.

“Cash Management Agreement” shall mean any agreement to provide to the Parent, a Primary Obligor or any Subsidiary Settlement Party cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, or (b) any change in any law, rule, regulation or treaty or in the formal interpretation thereof by any Governmental Authority

“Change of Control” shall mean, at any time after the Effective Date, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; provided that, for the avoidance of doubt, neither the Permitted Holders taken together nor any portion thereof shall be considered a “group” for purposes of this definition by reason of their participation in the Chapter 11 Cases (or any action taken in connection therewith), but excluding any actions taken by any Permitted Holders after the Closing Date, except as expressly contemplated by the Plan of Reorganization; (b) the Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of the Lux Borrower or the Co-Borrower (or, if the Parent is a New Parent, of any person which previously constituted a Parent and continues to exist); or (c) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by persons who (i) were not members of the Board of Directors of the Parent on the Effective Date (after giving effect to the replacement of the Board of Directors of the Parent contemplated by the Plan of Reorganization) and (ii) whose election to the Board of Directors of the Parent or whose nomination for election by the stockholders of the Parent was not approved by a majority of the members of the Board of Directors of the Parent then still in office who were either members of the Board of Directors on the Effective Date (after giving effect to the replacement of the Board of Directors of the Parent contemplated by the Plan of Reorganization) or whose election or nomination for election was previously so approved. For purposes of this definition, any New Parent designated as such pursuant to Section 10.08 shall not be considered a “person” or “group” for purposes of clause (a) above; provided that (x) at the time such person became a New Parent (i) no “person” or “group” beneficially owned, directly or indirectly, more than 35% of the ordinary voting power represented by the issued and outstanding Equity Interests of such New Parent and (ii) the Board of Directors of the New Parent did not violate the requirements of immediately preceding clause (c) (with the first reference therein to “Parent” to be deemed to refer to “New Parent” and with references to the “Parent” in sub-clauses (i) and (ii) of said clause (c) to be deemed to be references to the person which was Parent immediately before the succession of the New Parent as the Parent) and (y) after any person becomes a New Parent in accordance with Section 10.08 and the preceding provisions of this sentence, all references above (except in sub-clause (c)(i) above) to the Parent shall be deemed to be references to the New Parent (as the successor Parent).

“Change of Control Triggering Event” means the occurrence of both (i) a Change of Control that is accompanied or followed by a downgrade of the Parent Rating as a result, or in anticipation, of a Change of Control within the applicable Ratings Decline Period by each Rating Agency (a “Ratings Decline”) and (ii) the Parent Rating on any day during such Ratings Decline Period is below the lower of the Parent Rating by such Rating Agency in effect (x) immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement) and (y) the Effective Date; provided, however, that a Ratings Decline otherwise arising by virtue of a particular downgrade in rating will not be deemed to have occurred as a result of a particular Change of Control unless the applicable Rating Agency making the downgrade in rating to which this definition would otherwise apply announces or publicly confirms or informs the Opioid Trust in writing at the Parent’s or its request that the downgrade was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the downgrade in rating).

“Co-Borrower” shall mean Mallinckrodt CB LLC, a Delaware limited liability company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Debt” shall mean, as of any date of determination, the sum of (without duplication) all Indebtedness of the type set forth in clauses (a), (b), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f), (h) (other than letters of credit, to the extent undrawn), (i) (other than bankers’ acceptances to the extent undrawn), (j), (k) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) and (l) of the definition of “Indebtedness” of the Parent and the Subsidiaries determined on a consolidated basis on such date; provided, that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate Net Income of such person and its subsidiaries for such period, on a consolidated basis, in accordance with Applicable Accounting Principles; provided, however, that, without duplication:

(a) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, Milestone Payments under intellectual property licensing agreements, facilities closing or consolidation costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, (including inventory optimization programs), systems establishment costs, contract termination costs, future lease commitments, other restructuring charges, reserves or expenses, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges, change in control payments or other payment obligations made in connection with, or related to, the Transactions shall be excluded;

(b) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by Applicable Accounting Principles, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(c) the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(d) (i) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (ii) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent) shall be excluded;

(e) any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;

(f) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a guarantor), shall be included only to the extent of the excess (which shall not be less than $0) of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent person or a Subsidiary thereof in respect of such period over the amount of all Investments made to such persons or such Unrestricted Subsidiaries during such period;

(g) solely for purposes of calculating the Available Amount, the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary (other than an Unrestricted Subsidiary) of such person (subject to the provisions of this clause (g)), to the extent not already included therein;

(h) any impairment charge or asset write-off and amortization of intangibles, in each case pursuant to Applicable Accounting Principles, shall be excluded; provided that in no event shall amortization of intangibles so excluded in any period of four consecutive fiscal quarters exceed the greater of $20,000,000 and 10% of Consolidated Net Income for such period (before giving effect to such exclusion);

(i) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(j) any (i) non-cash compensation charges, (ii) costs and expenses after the Effective Date related to employment of terminated employees, or (iii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Effective Date of officers, directors and employees, in each case of such person or any of its subsidiaries, shall be excluded;

(k) accruals and reserves that are established or adjusted within 12 months after the Effective Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with Applicable Accounting Principles or as a result of adoption or modification of accounting policies shall be excluded;

(l) the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(m) any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;

(n) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

(o) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Consolidated Secured Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt to the extent secured by Liens on all or any portion of the assets of the Parent or its Subsidiaries on such date (including, for the avoidance of doubt, Qualified Receivables Facility) less (ii) the Unrestricted Cash of the Parent and its Subsidiaries on such date. Notwithstanding anything to the contrary contained in this Agreement, all Indebtedness incurred pursuant to Section 6.01(v), and any Permitted Refinancing Indebtedness thereof (or successive Permitted Refinancing Indebtedness thereof) incurred under Section 6.01(v) (whether or not secured), shall be included as if secured by Liens as a component of Consolidated Secured Net Debt pursuant to clause (i) of the immediately preceding sentence; provided that any such Permitted Refinancing Indebtedness, if unsecured, shall not constitute a component of Consolidated Debt if, when incurred, such Indebtedness is independently permitted to be incurred under Section 6.01(p) (or is subsequently reclassified as outstanding thereunder).

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Parent and the Subsidiaries, determined on a consolidated basis in accordance with Applicable Accounting Principles, as set forth on the consolidated balance sheet of the Parent as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Parent have been delivered (or were required to be delivered) pursuant to Section 5.04(a) or 5.04(b), as applicable (or, if prior to any such delivery, the Test Period ending April 1, 2022). Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash of the Parent and its Subsidiaries on such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cooperation Agreement Information” shall have the meaning given to such term in Section 5.04(f).

“Cumulative Parent Qualified Equity Proceeds Amount” shall mean, at any time of determination, an amount equal to, without duplication:

(a) 100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Parent after the Effective Date from the issue or sale of its Qualified Equity Interests, including Qualified Equity Interests of the Parent issued upon conversion of Indebtedness or Disqualified Stock to the extent the Parent or its Wholly Owned Subsidiaries had received such net proceeds of such Indebtedness or Disqualified Stock; plus

(b) 100% of the aggregate amount of contributions to the capital of the Parent (but not for Disqualified Stock) by its shareholders received in cash and the Fair Market Value of tangible assets other than cash after the Effective Date; plus

(c) 100% of the aggregate amount received by the Parent or its Wholly Owned Subsidiaries in cash and the Fair Market Value of assets (other than cash) received by the Parent or its Wholly Owned Subsidiaries that are Settlement Parties after the Effective Date from (without duplication of amounts, and without including the items described below to the extent same are already included in Excess Cash Flow):

(i) the sale or other disposition (other than to the Parent or any Subsidiary) of any Investment made by the Parent and its Subsidiaries and repurchases and redemptions of such Investment from the Parent and its Subsidiaries by any person (other than the Parent and its Subsidiaries) to the extent that (x) such Investment was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) (and such Investment has not subsequently been reclassified as outstanding pursuant to another sub-clause or sub-section of Section 6.04) and (y) the Net Proceeds thereof are not required to be applied to prepay Indebtedness pursuant to Section 6.05;

(ii) the sale (other than to the Parent or a Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent that (x) the designation of such Unrestricted Subsidiary was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) (and such Investment has not subsequently been reclassified as outstanding pursuant to another sub-clause or sub-section of Section 6.04) and (y) the Net Proceeds thereof are not required to be applied to prepay Indebtedness pursuant to Section 6.05; or

(iii) to the extent not included in the calculation of Consolidated Net Income for the relevant period, a distribution, dividend or other payment from an Unrestricted Subsidiary to the extent relating to any portion of the Investment therein made pursuant to sub-clause (Y) of Section 6.04(j) (and which has not been subsequently reclassified as outstanding pursuant to another sub-clause or sub-section of said Section 6.04); minus

(d) the cumulative amount of Restricted Payments made with the Cumulative Parent Qualified Equity Proceeds Amount from and after the Effective Date and on or prior to such time.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to

(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods beginning after the Effective Date and ended prior to such date, plus

(b) for any Excess Cash Flow Interim Period occurring during the Excess Cash Flow Period in which the Effective Date occurs, ending prior to such date and beginning with the first full fiscal quarter after the Effective Date, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, plus

(c) for any Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(d) the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Current Assets” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Qualified Receivables Facility is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Permitted Receivables Facility Assets subject to such Qualified Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Effective Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for exclusions from Consolidated Net Income included in clause (a) of the definition of such term.

“Custodian” shall mean any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt Service” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Default” means any event or condition that upon notice, lapse or time or both would constitute an Event of Default.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent, any Primary Obligor or one of the Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of a Primary Obligor delivered to the Opioid Trust, setting forth such valuation and the basis therefor, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the prior repayment in full in cash of the Opioid Deferred Cash Payments and the Opioid Obligations that are accrued and payable (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Divided LLC” means any Delaware LLC which has been formed as a consequence of a Division (excluding any dividing Delaware LLC that survives a Division).

“Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“DOJ Settlement” shall mean Federal/State Acthar Settlement (as defined in the Plan of Reorganization), as memorialized in the Federal/State Acthar Settlement Agreements (as defined in the Plan of Reorganization), as amended, supplemented or otherwise modified from time to time.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined at such time on the basis of the Spot Rate (determined in respect of the applicable date of determination) for the purchase of Dollars with such currency.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” shall mean the Effective Date (as defined in the Plan of Reorganization).

“Effective Date A/R Facility” shall mean the facility established by (i) the ABL Credit Agreement, dated as of the Effective Date, among ST US AR Finance LLC, as borrower, the lenders and L/C issuers from time to time party thereto and Barclays Bank plc, as agent, (ii) the Purchase and Sale Agreement, dated as of the Effective Date, among ST US AR Finance LLC, as buyer, MEH, Inc., as servicer, and certain subsidiaries of the Parent, as originators, and (iii) and the other Loan Documents (as defined in the agreement described in clause (i) hereof).

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Environmental Permits” shall mean, with respect to any person, all environmental permits, licenses, authorizations and other approvals necessary for such person’s operations to comply with all Environmental Laws.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock or common stock (including, in each case, any preferred or common equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Parent, a Primary Obligor or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the incurrence by the Parent, a Primary Obligor, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Parent, a Primary Obligor, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Parent, a Primary Obligor, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Parent, a Primary Obligor, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent, a Primary Obligor, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of the Parent, a Primary Obligor, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any Applicable Period, Adjusted Consolidated EBITDA of the Parent and the Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a) Debt Service for such Applicable Period, reduced by the aggregate principal amount of voluntary prepayments of Consolidated Debt that would otherwise have constituted scheduled principal amortization during such Applicable Period;

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness during such Applicable Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of the Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay Indebtedness pursuant to Section 6.05 or the definition of the term “Net Proceeds”, in each case, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c) (i) Capital Expenditures by the Parent and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Applicable Period in respect of Permitted Business Acquisitions and other Investments (excluding intercompany loans and transfers of funds) permitted hereunder, in each case under subclauses (i) and (ii), to the extent not financed with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of the Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay Indebtedness pursuant to Section 6.05 or the definition of the term “Net Proceeds” (less any amounts received in respect thereof as a return of capital);

(d) Capital Expenditures that the Parent or any Subsidiary shall, during such Applicable Period, become obligated to make but that are not made during such Applicable Period (but are expected to be made in the next Applicable Period); provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period; provided further that if any such Capital Expenditures so deducted are either (A) not so made in the following Applicable Period or (B) made in the following Applicable Period with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of the Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay Indebtedness pursuant to Section 6.05 or the definition of the term “Net Proceeds”, the amount of such Capital Expenditures not so made or so financed shall be added to the calculation of Excess Cash Flow in such following Applicable Period as set forth in clause (iv) below;

(e) Taxes paid in cash by the Parent and the Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries; provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period;

(f) an amount equal to any increase in Working Capital of the Parent and the Subsidiaries for such Applicable Period;

(g) cash expenditures made in respect of Hedging Agreements during such Applicable Period, to the extent not reflected in the computation of Adjusted Consolidated EBITDA or Cash Interest Expense;

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Parent to its shareholders during such Applicable Period and permitted dividends paid by any Subsidiary to any person other than the Parent or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06(b) (except to the extent such payment is made with amounts described in clauses (x) and (y) of the parenthetical contained in the proviso thereto), (f) and/or (h) (other than Restricted Payments made with Equity Interests (other than Disqualified Stock) of the Parent or with proceeds of Indebtedness or using any component of the Available Amount);

(i) without duplication of any exclusions to the calculation of Consolidated Net Income or Adjusted Consolidated EBITDA, amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as noncash reductions in determining Adjusted Consolidated EBITDA of the Parent and the Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting;

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any prepayment of Indebtedness (other than Indebtedness in respect of the Takeback Term Loans or any Permitted Refinancing Indebtedness in respect thereof), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such prepayments and Capital Expenditures made with such Net Proceeds;

(k) the amount related to items of income that were added to or items of expense not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of expense represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Parent and the Subsidiaries or (y) such items of income did not represent cash received by the Parent and the Subsidiaries, in each case on a consolidated basis during such Applicable Period; and

(l) all cash payments made in connection with, or relating to, the Transactions,

plus, without duplication,

(i) an amount equal to any decrease in Working Capital of the Parent and the Subsidiaries for such Applicable Period;

(ii) [reserved;]

(iii) [reserved;]

(iv) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Applicable Period, the amount of such Capital Expenditures that were not so made in such following Applicable Period;

(v) to the extent any Taxes deducted pursuant to in clause (e) above are not paid in such Applicable Period or in the six months after the close of such Applicable Period, the amount of such Taxes that were not so paid in such Applicable Period or in the six months after the close of such Applicable Period;

(vi) cash payments received in respect of Hedging Agreements during such Applicable Period to the extent (x) not included in the computation of Adjusted Consolidated EBITDA or (y) such payments do not reduce Cash Interest Expense;

(vii) any extraordinary or nonrecurring gain realized in cash during such Applicable Period, except to the extent such gain consists of Net Proceeds subject to the prepayment provisions of this Agreement;

(viii) to the extent deducted in the computation of Adjusted Consolidated EBITDA, cash interest income; and

(ix) the amount related to items of expense that were deducted from or items of income not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of income represented cash received by the Parent or any Subsidiary (which had not increased Excess Cash Flow upon the accrual thereof in a prior Applicable Period) or (y) such items of expense do not represent cash paid by the Parent or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

Notwithstanding anything to the contrary set forth in this definition, no effect shall be given, for purposes of calculating Excess Cash Flow, to any non-cash balance sheet impact arising from any refunds pursuant to the CARES Act.

“Excess Cash Flow Interim Period” shall mean, during any Excess Cash Flow Period, any one, two, or three-quarter period (a) commencing at the end of the immediately preceding Excess Cash Flow Period (or, if during the first Excess Cash Flow Period, the fiscal year of the Parent ended December 31, 2021) and (b) ending on the last day of the most recently ended fiscal quarter of the Parent (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available.

“Excess Cash Flow Period” shall mean each fiscal year of the Parent, commencing with the fiscal year of the Parent ending December 30, 2022.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable) or required to be withheld or deducted from a payment to the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable), (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) as a result of the Trust being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) solely with respect to a successor or assignee pursuant to Section 9.04 that is not a “United States person” as defined in Section 7701(a)(30) of the Code, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such successor or assignee with respect to its interest in this Agreement pursuant to a law in effect on the date that such successor or assignee acquired such interest, (c) Taxes attributable to the failure of the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable) to provide, in each case upon the reasonable request of the Primary Obligors, (i) an IRS Form W-9 (or any successor IRS Form) or (ii) solely with respect to a successor or assignee pursuant to Section 9.04 that is not a “United States person” as defined in Section 7701(a)(30) of the Code, any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax but only to the extent such successor or assignee is legally entitled to deliver such other form and that the completion, execution and submission of such documentation would not subject such successor or assignee to any material unreimbursed cost or expense or would materially prejudice the legal position of such successor or assignee, and (d) any withholding Taxes imposed under FATCA.

“Existing First Lien Notes” shall mean the 10.000% First Lien Senior Secured Notes due 2025 issued pursuant to the Existing First Lien Notes Indenture.

“Existing First Lien Notes Indenture” shall mean the Indenture, dated as of April 7, 2020, among the Lux Borrower and the Co-Borrower, as issuers, the guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as first lien collateral agent, and Wilmington Savings Fund Society, FSB, as first lien trustee, as amended, modified or supplemented from time to time.

“Existing Secured Indentures” shall mean (i) the Existing First Lien Notes Indenture, (ii) the Existing Settlement Second Lien Notes Indenture, (iii) the Existing Takeback Second Lien Notes Indenture and (iv) the New First Lien Notes Indenture.

“Existing Secured Notes” shall mean, collectively, (i) the $495,032,000 in aggregate principal amount of Existing First Lien Notes, (ii) the $322,868,000 in aggregate principal amount of 10.000% Second Lien Senior Secured Notes due 2025 issued pursuant to the Existing Settlement Second Lien Notes Indenture, (iii) the $375,000,000 in aggregate principal amount of 10.000% Second Lien Senior Secured Notes due 2029 issued pursuant to the Existing Takeback Second Lien Notes Indenture and (iv) the $650,000,000 in aggregate principal amount of New First Lien Notes.

“Existing Settlement Second Lien Notes Indenture” shall mean the Indenture, dated as of the Effective Date, among the Lux Borrower and the Co-Borrower, as issuers, the guarantors party thereto from time to time and Wilmington Savings Fund Society, FSB, as second lien collateral agent and as second lien trustee, as amended, modified or supplemented from time to time.

“Existing Takeback Second Lien Notes Indenture” shall mean the Indenture, dated as of the Effective Date, among the Lux Borrower and the Co-Borrower, as issuers, the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as second lien collateral agent, and Wilmington Savings Fund Society, FSB, as second lien trustee, as amended, modified or supplemented from time to time.

“Fair Market Value” shall mean, with respect to any asset, property or services, the price that could be negotiated in an arms’-length transaction between a willing and able seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by a Financial Officer of a Primary Obligor).

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or any Director or other executive responsible for the financial affairs of such person.

“First Lien Debt” shall mean obligations secured by First Liens.

“First Liens” shall mean (a) Liens securing the Takeback Term Loans, the Existing First Lien Notes or the New First Lien Notes and (b) Liens on collateral subject to the Liens described in clause (a) that are equal and ratable with the applicable Liens described in clause (a).

“First Lien Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the remainder of (x) Consolidated Secured Net Debt as of such date minus (y) amounts included in clause (i) of the definition of Consolidated Secured Net Debt (and not described in the last sentence of the definition of Consolidated Secured Net Debt, unless excluded by the proviso thereto) which are secured only by Liens on the collateral securing the First Lien Debt on a junior and subordinated (as to liens and related rights and remedies only) basis, to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis. All Indebtedness described in the last sentence of the definition of Consolidated Secured Net Debt (and not excluded by the proviso thereto) shall also be deemed to constitute Indebtedness included pursuant to preceding clause (a)(x) and which is not deducted pursuant to preceding clause (a)(y).

“Fitch” means Fitch Inc. or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 5.04(a) or 5.04(b) to (b) the Fixed Charges for such Test Period (or, if prior to any such delivery, the Test Period ending April 1, 2022); provided that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Fixed Charges” shall mean, with respect to Parent for any period, the sum, without duplication, of:

(a) Interest Expense (excluding amortization or write-off of deferred financing costs) of the Parent and its Subsidiaries for such period, and

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of the Parent and its Subsidiaries.

For the avoidance of doubt, none of the Opioid Deferred Cash Payments, the DOJ Settlement nor any Interest Expense (if any) incurred in connection therewith shall constitute Fixed Charges. Notwithstanding the above, with respect to any determination of the Fixed Charge Coverage Ratio (i) prior to the delivery of financial statements required pursuant to Section 5.04(b) for the fiscal quarter of the Parent ending on September 30, 2022 (the “Q3 2022 Delivery Date”), Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 5.04(a) or 5.04(b) shall equal $301,000,000.00, (ii) on or after the Q3 2022 Delivery Date, but prior to the delivery of financial statements required pursuant to Section 5.04(a) for the fiscal quarter of the Parent ending on December 30, 2022 (the “Q4 2022 Delivery Date”), Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 5.04(a) or 5.04(b) shall equal the product of (A) four and (B) Fixed Charges for the fiscal quarter ending September 30, 2022, (iii) on or after the Q4 2022 Delivery Date, but prior to the delivery of financial statements required pursuant to Section 5.04(b) for the fiscal quarter of the Parent ending on March 31, 2023 (the “Q1 2023 Delivery Date”), Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 5.04(a) or 5.04(b) shall equal the product of (A) two and (B) Fixed Charges for the two-fiscal-quarter period ending December 30, 2022, and (iv) on or after the Q1 2023 Delivery Date, but prior to the delivery of financial statements required pursuant to Section 5.04(b) for the fiscal quarter of the Parent ending on June 30, 2023, Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 5.04(a) or 5.04(b) shall equal the product of (A) four thirds and (B) Fixed Charges for the three-fiscal-quarter period ending March 31, 2023, in each case under clauses (i) through (iv), subject to adjustment in accordance with the definition of “Pro Forma Basis” with respect to transactions occurring after the Effective Date.

“Fixed Component” has the meaning set forth in the definition of “Applicable CTA Percentage.”

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Growth Component” has the meaning set forth in the definition of “Applicable CTA Percentage.”

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered by the Lien described in clause (b) above.

“Guarantee Requirement” shall mean the requirement that (in each case subject to Section 5.09):

(a) on the Effective Date, the Opioid Trust shall have received from each Subsidiary Settlement Party, a counterpart of the Subsidiary Guarantee Agreement, in each case duly executed and delivered on behalf of such person; and

(b) in the case of any person that becomes a Subsidiary Settlement Party after the Effective Date, the Opioid Trust shall have received, subject (where applicable) to the Agreed Guarantee Principles, a supplement to the Subsidiary Guarantee Agreement.

“Guarantors” shall mean each of the Settlement Parties.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any of the Subsidiaries shall be a Hedging Agreement.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Parent, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the greater of:

(a) the excess (if any) of (i) $2,862,634,900.41 over (ii) the sum (without duplication) of (A) the aggregate principal amount of all Takeback Term Loans, New First Lien Notes and all other Indebtedness incurred pursuant to Section 6.01(v), in each case outstanding at such time, and (B) the aggregate amount of principal repayments or principal prepayments, in each case, of Takeback Term Loans, New First Lien Notes or other Permitted Debt incurred pursuant to Section 6.01(v) after the Effective Date (in each case, other than any such repayments or prepayments in connection with a refinancing thereof); and

(b) the amount such that, immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (b) and the use of proceeds of the loans thereunder, the First Lien Secured Net Leverage Ratio on a Pro Forma Basis is not greater than (x) so long as Qualified Ratings apply, 3.25 to 1.00 or (y) otherwise, 2.75 to 1.00; provided that, for purposes of this clause (b), the aggregate principal amount of all Indebtedness secured by Liens permitted by Section 6.02(ff) outstanding at such time shall be included (without duplication) in the numerator of the calculation of First Lien Secured Net Leverage Ratio (regardless of whether the principal amount of such Indebtedness would otherwise be excluded pursuant to the definition of “First Lien Secured Net Leverage Ratio”).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with Applicable Accounting Principles and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such person of Indebtedness of others, (f) all Capitalized Lease Obligations of such person, (g) obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of (x) any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) or (y) any preferred stock of any Subsidiary of Parent, (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed and (l) all Attributable Receivables Indebtedness with respect to a Qualified Receivables Facility. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of International Accounting Standards No. 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement. For the avoidance of doubt, Indebtedness shall not include the Opioid Deferred Cash Payments or any obligations pursuant to the DOJ Settlement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Primary Obligors under this Agreement, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Initial Post-Emergence Financials” has the meaning set forth in the definition of “Applicable CTA Percentage.”

“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding unrealized mark-to-market gains and losses attributable to such hedging obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such person or any of its Subsidiaries that are payable to persons other than the Parent and the Subsidiaries.

“Investment” has the meaning set forth in Section 6.04.

“Junior Liens” shall mean Liens on the collateral subject to any First Liens that are junior to the applicable First Liens (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens).

“Latest Maturity Date” shall mean, at any date of determination, the latest date on which any Opioid Deferred Cash Payment is required to be paid, in each case then in effect on such date of determination.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Lux Borrower” shall mean Mallinckrodt International Finance S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg.

“Lux Settlement Party” shall mean any Settlement Party whose registered office or place of central administration is located in Luxembourg.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Parent and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Settlement Documents or the rights and remedies of the Opioid Trust (or its successors or assigns, in part or in whole) thereunder.

“Material Indebtedness” shall mean Indebtedness of any one or more of the Parent or any Subsidiary in an aggregate principal amount exceeding $75,000,000; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.

“Material Intellectual Property” shall mean any Intellectual Property owned by any Settlement Party that is material to the operation of the business of Parent and its Subsidiaries, taken as a whole.

“Material Subsidiary” shall mean any Subsidiary, other than any Subsidiary that did not, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, if prior to any such delivery, the Test Period ending April 1, 2022), (a) have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date.

“Milestone Payments” shall mean payments under intellectual property licensing agreements based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“MLLC” shall have the meaning assigned to such term in the Preamble hereto.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Primary Obligor, the Parent or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with Applicable Accounting Principles and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Parent or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Section 6.05(d) (except for any Sale and Lease-Back Transaction described in clause (a) of the proviso to Section 6.03) or Section 6.05(g), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations, in each case, permitted hereunder, are secured by a Lien permitted hereunder, (iii) associated repayments of Indebtedness, (iv) Taxes paid or payable (in the good faith determination of a Financial Officer of a Primary Obligor) as a direct result thereof, and (v) the amount of any reasonable reserve established in accordance with Applicable Accounting Principles against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Parent or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (2) the amount of any such reserve that is maintained as at the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date; provided, that, if a Primary Obligor shall deliver a certificate of a Responsible Officer of a Primary Obligor to the Opioid Trust at any time prior to or promptly following receipt of any such proceeds setting forth such Primary Obligor’s intention to use any portion of such proceeds, within 12 months of such receipt of such proceeds, either (A) to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or, intercompany Investments in Subsidiaries or Unrestricted Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed (other than inventory) or (B) to fund any payment or, as and to the extent permitted by Section 2.02, prepayment of all or any portion of the Opioid Obligations, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt of such proceeds, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); provided, further, that, for the avoidance of doubt, if any portion of the proceeds of any Asset Sale have been transferred by the Plan of Reorganization to any person other than the Parent and the Subsidiaries, such portion of the proceeds shall not constitute proceeds actually received by the Parent or any Subsidiary for purposes of determining the Net Proceeds of such Asset Sale; and

(b) 100% of the cash proceeds actually received by the Parent or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of (i) attorneys’ fees, accountants’ fees, transfer taxes, deed or mortgage recording taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations, in each case, permitted hereunder, are secured by a Lien permitted hereunder, (iii) associated repayments of Indebtedness, and (iv) Taxes paid or payable (in the good faith determination of a Financial Officer of a Primary Obligor) as a direct result thereof; provided, that, if a Primary Obligor shall deliver a certificate of a Responsible Officer of a Primary Obligor to the Opioid Trust at any time prior to or promptly following receipt of any such proceeds setting forth such Primary Obligor’s intention to use any portion of such proceeds, within 12 months of such receipt of such proceeds, either (A) to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries or Unrestricted Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds was contractually committed (other than inventory, except to the extent the proceeds of such Recovery Event are received in respect of inventory) or (B) to fund any payment or, as and to the extent permitted by Section 2.02, prepayment of all or any portion of the Opioid Obligations, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt of such proceeds, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months (or, solely in the case of any such Recovery Event relating to manufacturing, processing or assembly plants, 12 months) following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds).

“New First Lien Notes” shall mean the 11.50% First Lien Senior Secured Notes due 2028 issued pursuant to the New First Lien Notes Indenture.

“New First Lien Notes Indenture” shall mean the Indenture, dated as of the Effective Date, among the Lux Borrower and the Co-Borrower, as issuers, the guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as first lien collateral agent, and Wilmington Savings Fund Society, FSB, as first lien trustee, as amended, modified or supplemented from time to time.

“New Parent” shall have the meaning given to such term in Section 10.08.

“Notice Side Letter” shall mean the letter agreement, dated as of the Effective Date, by and among the Parent, the Opioid Trust and MNK Opioid Abatement Fund, LLC.

“Obligations” shall mean, collectively, the Opioid Obligations.

“Opioid Deferred Cash Payments” shall have the meaning given to such term in the Plan of Reorganization (as in effect on the Effective Date).

“Opioid MDT II Cooperation Agreement” shall have the meaning given to such term in the Plan of Reorganization.

“Opioid Obligations” shall mean (a) the due and punctual payment by the Primary Obligors of (i) the unpaid Opioid Deferred Cash Payments, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Parent the Primary Obligors and the Guarantors owed under or pursuant to this Agreement and each other Settlement Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Settlement Party under or pursuant to each of the Settlement Documents.

“Opioid Trust” shall have the meaning given to such term in the preamble to this Agreement.

“Original Payment Schedule” shall mean the Original Payment Schedule set forth on Schedule 1.01(B).

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable) and the jurisdiction imposing such Tax (other than connections arising from the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or sold or assigned an interest in its entitlements under this Agreement).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” shall have the meaning given to such term in the preamble to this Agreement, subject to Section 10.08.

“Parent Rating” means, with respect to any of Rating Agency, its issuer credit rating, corporate family rating or other similar rating, in each case of the Parent.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor thereto.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Parent and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), which assets, business, person, business unit or division or line of business, as the case may be, is used or useful in a Similar Business, if immediately after giving effect thereto: (i) (A) no Default in respect of which either (1) the Opioid Trust has notified a Primary Obligor in writing or (2) a Financial Officer of a Primary Obligor otherwise has actual knowledge and (B) no Event of Default, in each case, shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of either Primary Obligor, the determination of whether such Default or Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) [reserved]; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted to be incurred by such Subsidiary by Section 6.01; (v) to the extent required by Section 5.09, any person acquired in such acquisition shall be merged into a Settlement Party or become upon consummation of such acquisition a Subsidiary Settlement Party; and (vi) the aggregate amount of consideration in respect of such acquisitions and investments, in each case in assets that are not owned by the Settlement Parties or in Equity Interests in persons that are not Subsidiary Settlement Parties or do not become Subsidiary Settlement Parties, in each case upon consummation of such acquisition, shall not exceed in the aggregate (A) the Permitted Business Acquisition Amount plus (B) any amounts that can be, and are, permitted as Investments (and treated as Investments) made under a clause of Section 6.04 other than clause (k) thereof.

“Permitted Business Acquisition Amount” shall mean, as of any date of determination, the sum of (a) $20,000,000 and (b) for each anniversary of the Effective Date that has occurred since the Effective Date, an additional $20,000,000.

“Permitted Debt” shall mean Indebtedness for borrowed money (but not owing to the Parent or any of its Subsidiaries or Unrestricted Subsidiaries) incurred (as a borrower) by the Lux Borrower (so long as the Lux Borrower is a Settlement Party), the Co-Borrower or any other Settlement Party that is a Domestic Subsidiary, provided that any such Permitted Debt shall not be guaranteed by the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing unless such person is a Guarantor.

“Permitted Holders” shall mean (a) any member of the Guaranteed Unsecured Notes Ad Hoc Group (as defined in the Plan of Reorganization) as of the Effective Date, as set forth on Schedule 1.01(D), (b) any Affiliate of any person described in clause (a), and (c) any person (other than a natural person) that is administered or managed by (i) any person described in clauses (a) or (b) or (ii) any person or an Affiliate of any person that administers or manages any person described in clauses (a) or (b).

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e);

(g) money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(h) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Parent and the Subsidiaries, on a consolidated basis, as of the end of the Parent’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Parent, the Lux Borrower or any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Facility Assets” shall mean (i) Receivables Assets (whether now existing or arising in the future) of the Parent and its Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to the Parent and its Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Parent and its Subsidiaries which are made pursuant to a Qualified Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

“Permitted Receivables Related Assets” shall mean any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) the Weighted Average Life to Maturity of the Opioid Deferred Cash Payments, (c) if the Indebtedness being Refinanced is subordinated in right of payment to any Opioid Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Opioid Obligations on terms in the aggregate not materially less favorable to the Opioid Trust as those contained in the documentation governing the Indebtedness being Refinanced (as determined by a Primary Obligor in good faith), (d) no Permitted Refinancing Indebtedness shall have any borrower which is different than the borrower of the respective Indebtedness being so Refinanced or have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced (except that a Settlement Party may be added as an additional guarantor (unless at such time such Settlement Party is not permitted to guarantee such Indebtedness pursuant to Section 6.01 (or pursuant to defined terms used in Section 6.01))), (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secure (or would have been required to secure) the Indebtedness being Refinanced, (f) if the Indebtedness being Refinanced is unsecured, such Permitted Refinancing Indebtedness shall also be unsecured, and (g) to the extent the Indebtedness being Refinanced is nonrecourse to any of the Settlement Parties, such Permitted Refinancing Indebtedness shall also be nonrecourse to such Settlement Parties to the same or greater extent.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Parent, a Primary Obligor, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Parent, a Primary Obligor, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” shall have the meaning assigned to such term in the recitals to this Agreement.

“Primary Obligor” shall mean each of Parent, MLLC, SpecGx Holdings and SpecGx, and the term “Primary Obligors” shall mean Parent, MLLC, SpecGx Holdings and SpecGx, collectively.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of $25,000,000, merger, amalgamation, consolidation (including the Transaction) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) any operational changes or restructurings of the business of the Parent or any of its Subsidiaries that the Parent or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an asset Disposition or asset acquisition described in clause (i)) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith; provided that the aggregate additions to Adjusted Consolidated EBITDA pursuant to this clause (ii) for any Test Period shall not exceed 15% of Adjusted Consolidated EBITDA for such Test Period (determined prior to giving effect to any addback pursuant to this clause (ii)), (iii) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and (iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Parent and set forth in a certificate of a Responsible Officer delivered to the Opioid Trust, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the 12-month period following the consummation of the pro forma event. The Parent shall deliver to the Opioid Trust a certificate of a Responsible Officer of the Parent setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with Applicable Accounting Principles. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate.

“Q1 2023 Delivery Date” has the meaning set forth in the definition of “Fixed Charges.”

“Q3 2022 Delivery Date” has the meaning set forth in the definition of “Fixed Charges.”

“Q4 2022 Delivery Date” has the meaning set forth in the definition of “Fixed Charges.”

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified Jurisdiction” shall mean (x) the United States of America (and any political subdivision thereof), Ireland, Luxembourg, Switzerland, the United Kingdom or the Netherlands, (y) the jurisdiction of the organization of any entity incorporated or organized outside the United States of America in a transaction permitted by Section 6.05(n) where the Opioid Trust has made the determination required by clause (iii) thereof, and (z) any other jurisdiction where the Opioid Trust has determined (acting reasonably and following a request by a Primary Obligor and based on advice of local counsel) that Wholly Owned Subsidiaries organized in such jurisdiction may provide guarantees which, after giving effect to the Guarantee Requirement, would provide substantially the same benefits as guarantees provided with respect to such entities as would have been obtained if the respective Subsidiary were instead organized in any of the United States of America, Ireland, Luxembourg, Switzerland the United Kingdom or the Netherlands.

“Qualified Ratings” means public corporate family ratings (or equivalent) that include at least two of the following ratings: a rating equal to or higher than B2 from Moody’s, a rating equal to or higher than B from S&P or a rating equal to or higher than B from Fitch.

“Qualified Receivables Facility” shall mean a receivables facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by a Primary Obligor and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to such Primary Obligor and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from such Primary Obligor and/or the respective Receivables Sellers or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another Receivables Seller, so long as, in the case of each of clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by the Parent or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Parent or any other Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of the Parent or any other Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Opioid Trust by filing with the Opioid Trust a certificate signed by a Financial Officer of the Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions. The Effective Date A/R Facility shall constitute a Qualified Receivables Facility for all purposes under this Agreement and the Parent shall not be required to deliver any certificate designating it as such.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to provide a Parent Rating for reasons outside of the Parent’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by a Primary Obligor as a replacement agency for Moody’s or S&P, as the case may be.

“Ratings Decline” has the meaning set forth in the definition of “Change of Control Triggering Event.”

“Ratings Decline Period” means, with respect to any Change of Control, the period (a) commencing upon the earliest of (i) the date of the first public announcement of the occurrence of such Change of Control, (ii) the date of public notice of the intention by the Parent to effect such Change of Control or (iii) the occurrence of such Change of Control, and (b) ending upon the later of (i) the date that is 60 days after the beginning of such period and (ii) the occurrence of such Change of Control; provided that such period shall be extended for so long as the Parent Rating, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Settlement Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” shall mean any direct or indirect Wholly Owned Subsidiary of the Parent which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither the Parent nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Parent or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Parent (as determined by a Primary Obligor in good faith) and (b) to which neither the Parent nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Opioid Trust by filing with the Opioid Trust an officer’s certificate of the Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions. ST US AR Finance LLC, a Delaware limited liability company, shall constitute a Receivables Entity for all purposes under this Agreement with respect to the Effective Date A/R Facility and the Parent shall not be required to deliver any certificate designating it as such.

“Receivables Seller” shall mean the Primary Obligors and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Recovery Event” shall mean any event that gives rise to the receipt by the Parent or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

“Reference Indebtedness” shall have the meaning set forth in the definition of “Subsidiary Settlement Party”.

“Reference Period” has the meaning set forth in the definition of “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s controlled and controlling Affiliates and the respective directors, trustees, officers, employees, agents, advisors and members of such person and such person’s controlled and controlling Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Percentage” shall mean, with respect to an Applicable Period, 50%; provided, that, so long as no Default or Event of Default shall have occurred and is continuing, if the Total Net Leverage Ratio as at the end of the Applicable Period is (x) less than or equal to 4.50 to 1.00, such percentage shall be 25% or (y) 3.50 to 1.00, such percentage shall be 0%.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” of any person shall mean any director (administrateur), manager (gérant), executive officer or Financial Officer of such person, any authorized signatory appointed by the board of directors (conseil d’administration) or board of managers (conseil de gérance) of such person (as applicable) and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Margin Stock” shall mean, at any time, all Margin Stock owned by the Parent and its Subsidiaries which is not Unrestricted Margin Stock.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Available Amount attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“S&P” shall mean Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” shall have the meaning assigned to that term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is secured by the Liens securing the Takeback Term Loans or any refinancing or replacement thereof.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is secured by the Liens securing the Takeback Term Loans or any refinancing or replacement thereof.

“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Repurchase Obligation” means any obligation of a seller of Permitted Receivables Facility Assets in a Qualified Receivables Facility to repurchase Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Permitted Receivables Facility Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Settlement Documents” shall mean (a) this Agreement, (b) the Subsidiary Guarantee Agreement and (c) solely as to the provisions thereof providing specifically for the payment or prepayment of the Opioid Deferred Cash Payments, the Plan of Reorganization. For the avoidance of doubt, no provisions of the Plan of Reorganization (other than those provisions providing specifically for the payment or prepayment of the Opioid Deferred Cash Payments) shall constitute Settlement Documents, notwithstanding that such provisions may impose obligations of any kind (even if related to Opioid Deferred Cash Payments) on Parent or any of its Subsidiaries to the Opioid Trust (or any of its successors or assigns, in part or in whole) or any of its beneficiaries or Related Parties.

“Settlement Parties” shall mean the Parent, the Primary Obligors and the Subsidiary Settlement Parties.

“Settlement Parties’ Materials” shall have the meaning assigned to such term in Section 9.17.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Parent and its Subsidiaries on the Effective Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and its Subsidiaries.

“SpecGx” shall have the meaning assigned to such term in the Preamble hereto.

“SpecGx Holdings” shall have the meaning assigned to such term in the Preamble hereto.

“Spot Rate” shall mean, with respect to any currency, the spot selling rate posted by Reuters on its website for the sale of the applicable currency in Dollars at approximately 11:00 a.m., New York City time, two Business Days prior to the date of such determination; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such commonly available service for displaying exchange rates (e.g., Bloomberg or the Wall Street Journal) as may be reasonably selected by the Opioid Trust or, in the event no such service can reasonably be identified, such spot selling rate obtained from another money center commercial bank reasonably selected by the Opioid Trust.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Parent or any Subsidiary thereof in connection with a Qualified Receivables Facility which are reasonably customary (as determined in good faith by a Primary Obligor) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market, it being understood that (a) any Securitization Repurchase Obligation and (b) any relevant representations, warranties, covenants and indemnities set forth in the Effective Date A/R Facility shall each be deemed to be a Standard Securitization Undertaking.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Parent. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Parent or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement dated as of the Effective Date as may be amended, restated, supplemented or otherwise modified from time to time, between each Subsidiary Settlement Party and the Opioid Trust (and its successors and assigns, in part or in whole). The Subsidiary Guarantee Agreement shall also be deemed to include any guaranty agreement prepared under applicable local law (in the case of a Subsidiary Settlement Party that is a Foreign Subsidiary) where the Opioid Trust has reasonably determined, based on the advice of counsel, that a separate Guarantee (or modified form of Guarantee) is preferable under relevant local law.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Subsidiary Settlement Party” shall mean (a) each Primary Obligor (other than with respect to its own primary Opioid Obligations), (b) each other Subsidiary of the Parent that is a borrower, issuer, pledgor or guarantor under (I) the Takeback Term Loans, (II) the Existing Secured Notes, (III) any Material Indebtedness incurred to refinance or replace any of the Indebtedness described in clause (I) or (II) or this clause (III) (as determined in good faith by a Primary Obligor and evidenced by a certificate of a Responsible Officer of a Primary Obligor delivered to the Opioid Trust), (IV) any other Capital Markets Indebtedness of the Parent, any Primary Obligor or any Guarantor, regardless of whether such Capital Markets Indebtedness refinances or replaces the Existing Secured Notes or is otherwise entered into, or (V) other Material Indebtedness with substantially the same borrowers and guarantors (considered as a whole) as the Indebtedness described in clause (I) or (II) (as determined in good faith by a Primary Obligor and evidenced by a certificate of a Responsible Officer of a Primary Obligor delivered to the Opioid Trust) (any Indebtedness described in clauses (I) through (V), “Reference Indebtedness”) and (c) each other Subsidiary that has delivered a supplement to the Subsidiary Guarantee Agreement and not been released therefrom. Subject to Section 6.12, neither Mallinckrodt Holdings GmbH nor, so long as any provision of any Indebtedness prohibits the Co-Borrower from providing a Guarantee of the Obligations, the Co-Borrower shall be required to become a Subsidiary Settlement Party. Notwithstanding anything contained in this Agreement to the contrary, a transfer of any assets from any Settlement Party organized in a Qualified Jurisdiction to a Subsidiary Settlement Party that is not organized in a Qualified Jurisdiction shall, for purposes of Sections 6.04 and 6.05, be deemed to be an Investment in a Subsidiary that is not a Settlement Party and shall be permitted only to the extent such transfer is permitted pursuant to such Sections.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Takeback Term Loan Credit Agreement” shall mean the Credit Agreement, dated as of the Effective Date, among the Parent, the Primary Obligors, as borrowers, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Deutsche Bank AG New York Branch, as collateral agent, as amended, modified or supplemented from time to time.

“Takeback Term Loans” shall mean the term loans issued pursuant to the Takeback Term Loan Credit Agreement on the Effective Date pursuant to the terms of the Plan of Reorganization.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” shall mean the date on which all Opioid Obligations shall have been paid in full in cash (other than in respect of contingent claims not then due).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Parent then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the four fiscal quarter period ending April 1, 2022.

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by the Parent or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Parent or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transaction Documents” shall mean the Definitive Documents (as defined in the Plan of Reorganization).

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Parent or any of its Subsidiaries in connection with the Transactions, the Transaction Documents, this Agreement and the other Settlement Documents, and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) all transactions contemplated by the Plan of Reorganization (including the entrance into, and performance under, the Transaction Documents); (b) the execution, delivery and performance of the Settlement Documents; and (c) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any asset or property.

“Unrestricted Cash” shall mean cash or Permitted Investments of the Parent or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Parent or any of its Subsidiaries.

“Unrestricted Margin Stock” shall mean, at any time, all Margin Stock owned by the Parent and its Subsidiaries to the extent the value thereof exceeds 25% of the aggregate value of all assets owned by the Parent and its Subsidiaries then subject to the covenants contained in Sections 6.02 and 6.05.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Parent, whether now owned or acquired or created after the Effective Date, that is designated after the Effective Date by a Primary Obligor as an Unrestricted Subsidiary hereunder by written notice to the Opioid Trust; provided, that a Primary Obligor shall only be permitted to so designate a new Unrestricted Subsidiary after the Effective Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) [reserved], (c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) together with all Investments in any other Unrestricted Subsidiary designated as such in reliance on this clause (1) at the time of designation thereof (as contemplated by the immediately following sentence) are permitted by Section 6.04(j), (d) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “Unrestricted Subsidiary” for purposes for all other Material Indebtedness of the Parent or its Subsidiaries issued or incurred after the Effective Date that contains a similar concept, (e) such Subsidiary was not previously designated as an Unrestricted Subsidiary and thereafter re-designated as a Subsidiary, and (f) the Parent shall have delivered to the Opioid Trust an officer’s certificate executed by a Responsible Officer of the Parent, certifying to the best of such officer’s knowledge, compliance with the requirements of this proviso; and (2) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by the Parent or one or more of its Restricted Subsidiaries after the date of the designation of the parent entity as a “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with preceding clause (1)). The designation of any Subsidiary as an

Unrestricted Subsidiary shall constitute an Investment by the Parent (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Parent’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04(j). A Primary Obligor may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) [reserved,] and (iii) a Primary Obligor shall have delivered to the Opioid Trust an officer’s certificate executed by a Responsible Officer of a Primary Obligor, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii). The designation of any Unrestricted Subsidiary as a Subsidiary after the Effective Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Settlement Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Settlement Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary. Notwithstanding anything to the contrary contained above, none of the Primary Obligors shall be permitted to be an Unrestricted Subsidiary. As of the Effective Date, there are no Unrestricted Subsidiaries.

“Weighted Average Life to Maturity” shall mean, when applied to the Opioid Deferred Cash Payments or any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining Opioid Deferred Cash Payment or installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of, as the case may be, the Opioid Deferred Cash Payments or such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Parent that is a Wholly Owned Subsidiary of the Parent.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with Applicable Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

Section 1.02 Terms Generally; Applicable Accounting Principles. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Settlement Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein or therein, any reference herein or in any other Settlement Document to the Opioid Trust shall be construed to include the Opioid Trust’s successors and assigns in whole, but not in part. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent notifies the Opioid Trust that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Opioid Trust notifies the Parent that it requests an amendment to any provision hereof for such purpose), and so long as the same request is made under the agreements governing the Takeback Term Loans (and, if applicable, any Permitted Refinancing Indebtedness thereof (to the extent permitted thereunder)), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. At any time after the Effective Date, the Parent may elect (by written notice to the Opioid Trust) to change its financial reporting (both hereunder and for its audited financial statements generally) from GAAP to International Financial Reporting Standards (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee and/or adopted by the European Union (“IFRS”)), as in effect from time to time, in which case, and so long as the same election is made under the agreements governing the Takeback Term Loans (and, if applicable, any Permitted Refinancing Indebtedness thereof (to the extent permitted thereunder)), all references herein to GAAP (except for historical financial statements theretofore prepared in accordance with GAAP) shall instead be deemed references to the IFRS and the related accounting standards as shown in the first set of audited financial statements prepared in accordance therewith and delivered pursuant to this Agreement; provided that, (x) if the Parent notifies the Opioid Trust that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring as a result of the adoption of IFRS or in the application thereof on the operation of such provision, and so long as the same request is made under the agreements governing the Takeback Term Loans (and, if applicable, any Permitted Refinancing Indebtedness thereof), or (y) if the Opioid Trust notifies the Parent that it requests an amendment to any provision hereof for such purpose, then such provision shall be interpreted on the basis of GAAP as otherwise required above (and without regard to this sentence) until such notice shall have been withdrawn or such provision amended in accordance herewith.

Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries. Notwithstanding anything contained in the definition of Applicable Accounting Principles to the contrary, unless a Primary Obligor otherwise elects by delivery of a notice delivered to the Opioid Trust, all obligations under any leases of any person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect in the United States on January 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

Section 1.03 Exchange Rates; Currency Equivalents. Except for purposes of financial statements delivered by Settlement Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Settlement Documents shall be such Dollar Equivalent amount as determined in accordance with this Agreement. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or Sections 7.01(d) and 7.01(g) hereof (or, in each case, in the definition of any term used therein) being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter of the Parent in which such determination occurs or in respect of which such determination is being made.

Section 1.04 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.05 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.06 Special Luxembourg Provisions. Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to the Lux Borrower or any other Lux Settlement Party, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or general settlement with creditors; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator, compulsory manager, interim manager or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur or similar officer pursuant to any insolvency or similar proceedings; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation de paiements; (e) gross negligence means faute lourde and wilful misconduct means faute dolosive; (f) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (g) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (h) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); (i) a director includes an administrateur or a gérant; (j) a set-off includes, for purposes of Luxembourg law, statutory set-off; (k) an agent includes, without limitation, a mandataire; and (l) shares include parts sociales or actions.

ARTICLE II

OPIOID DEFERRED CASH PAYMENTS

Section 2.01 Repayment of Opioid Deferred Cash Payments. The Primary Obligors shall pay to the Opioid Trust (and its successors and assigns, in part or in whole, as applicable), to the account(s) most recently specified for such purposes in a written notice delivered by the Opioid Trust (or, if applicable, any successor or assignee thereof) to the Primary Obligors, each of the Opioid Deferred Cash Payments on the dates and in the amounts specified in the Plan of Reorganization.

Section 2.02 Prepayment of Opioid Deferred Cash Payments. The Primary Obligors shall have the right at any time and from time to time to prepay the Opioid Deferred Cash Payments in whole or in part, without premium or penalty; provided that if such prepayment occurs on or prior to the date that is eighteen (18) months after the Effective Date, the amount required to make such prepayment shall be (a) for prepayment in full (and with no prior prepayments having been made) as of the end of each of the 18 months after the Effective Date, the amount set forth on Schedule 1.01(C) hereof in respect of such month or (b) to the extent a prepayment is partial, is made following an earlier prepayment, or occurs other than at the end of a month, an amount equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at the discount rate that would be required for (i) (A) the present value of the then-remaining scheduled Opioid Deferred Cash Payments at the prepayment date (without giving effect to any prior prepayments), excluding the payment due on the eighth anniversary of the Effective Date, plus (B) $450,000,000 to equal (ii) (A) the present value of the payments that would have been remaining under the Original Payment Schedule at the prepayment date (excluding the initial $300,000,000 payment provided for in the Original Payment Schedule and any other payments that would have been made by such date, but without giving effect to any prior prepayments), discounted at a discount rate of 12% per annum, plus (B) $300,000,000; provided that to the extent the Primary Obligors or any other Settlement Party seeks to prepay only a portion of the Opioid Deferred Cash Payments in accordance with the Plan of Reorganization and this Section 2.02, such prepayment (x) may not be funded from the proceeds of the incurrence of Indebtedness and (y) shall be applied to prepay Opioid Deferred Cash Payments in accordance with the above in inverse order beginning with the payment due on the eighth anniversary of the Effective Date. For the purposes of this Section 2.02 and the prepayment of any Opioid Deferred Cash Payments, months shall be calculated starting from the Effective Date, not calendar months.

Section 2.03 Payments Generally.

(a) Unless otherwise specified, each Primary Obligor shall make each payment required to be made by it hereunder prior to 3:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off, or counterclaim. All payments made under the Settlement Documents shall be made in Dollars.

(b) Any proceeds received by the Opioid Trust (or any of its successors or assigns, in part or in whole) (whether as a result of any setoff rights, any distribution in connection with any proceeding or other action of any Settlement Party in respect of any Bankruptcy Law or otherwise and whether received in cash or otherwise) (i) not constituting a specific payment of an Opioid Deferred Cash Payment, fees or other sum payable under the Settlement Documents or (ii) after an Event of Default has occurred and is continuing and the Opioid Trust so elects, such funds shall be applied, first, to pay any fees, indemnities or expense reimbursements including amounts then due to the Opioid Trust, second, to pay any Opioid Deferred Cash Payment, and third, to the payment of any other Opioid Obligations due to the Opioid Trust (or any of its successors or assigns, in part or in whole) by the Settlement Parties.

Section 2.04 Taxes.

(a) Any and all payments by or on account of any obligation of the Primary Obligors under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Primary Obligors) requires the deduction or withholding of any Tax from any such payment by a Primary Obligor, then such Primary Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Tax is an Indemnified Tax, then the sum payable by the Primary Obligors (or by any other entity on account of the obligation of the Primary Obligors under this Agreement) shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Opioid Trust (and its successors and assigns, in part or in whole) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Primary Obligors. The Primary Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Opioid Trust (and its successors and assigns, in part or in whole) timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Primary Obligors. The Primary Obligors shall jointly and severally indemnify the Opioid Trust (and its successors and assigns, in part or in whole), within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Opioid Trust (or any of its successors or assigns, in part or in whole) or required to be withheld or deducted from a payment to the Opioid Trust (or any of its successors or assigns, in part or in whole) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding the foregoing, solely in the case of a successor or assignee pursuant to Section 9.04, if the Primary Obligors assert by written notice within 15 days after receipt of such demand that such Indemnified Taxes were not correctly imposed or asserted by the relevant Governmental Authority (as determined by the Primary Obligors at a “should” level of comfort or greater), such successor or assignee shall use commercially reasonable efforts (at the expense of the Primary Obligors) in contesting the imposition of such Indemnified Taxes and will permit the Primary Obligors to participate in such contest if feasible, so long as such manner of contest would not materially prejudice the legal position of such successor or assignee. A certificate as to the amount of such payment or liability delivered to the Primary Obligors by the Opioid Trust (and its successors and assigns, in part or in whole) shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Primary Obligors to a Governmental Authority pursuant to this Section 2.04, the Primary Obligors shall deliver to the Opioid Trust (or any of its successors or assigns, in part or in whole) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Opioid Trust (or any of its successors or assigns, in part or in whole).

(e) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Survival. Each party’s obligations under this Section shall survive any assignment of rights by the Opioid Trust (or any of its successors or assigns, in part or in whole), and the termination, payment, satisfaction or discharge of all obligations under any this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, except as otherwise required by Change in Law after the Effective Date and in compliance with the provisions of this clause (g), the parties shall not treat or report the arrangements under this Agreement as indebtedness for U.S. federal, state or local income Tax purposes. No party shall take any position that is inconsistent with such treatment for U.S. federal, state or local income Tax purposes unless otherwise required pursuant to a final “determination” within the meaning of Section 1313 of the Code (or corresponding provisions of applicable law with respect to applicable state and local income Tax purposes). If the Primary Obligors determine, based on advice from its U.S. tax advisor, that due to a Change in Law after the Effective Date the arrangements under this Agreement are required to be treated and reported as indebtedness for U.S. federal, state or local income Tax purposes, the Primary Obligors shall provide a prior written notice to the Opioid Trust and such parties shall negotiate in good faith the appropriate treatment of such arrangement. If such parties are unable to reach such an agreement within 20 days, such dispute shall be submitted for resolution to a nationally recognized accounting firm mutually agreed by the parties in a manner that is most consistent with the intention of the parties not to treat such arrangement as debt for U.S. federal, state and local income Tax purposes. For the avoidance of doubt, each reference in this Section 2.04(g) to the Opioid Trust shall be interpreted in accordance with Section 1.02 as a reference to the Opioid Trust and its successors and assigns in whole, but not in part.

Section 2.05 Claim Amount. In the event of any bankruptcy or other proceeding with respect to any Settlement Party under or pursuant to any Bankruptcy Law, the Opioid Trust (together with its successors and assigns, in part or in whole) shall be entitled to assert the full unpaid amount of the Opioid Deferred Cash Payments, without discount or reduction of any kind, including without limitation any discount or reduction that might otherwise be imposed by law, including Bankruptcy Law or any court administering any such proceeding, as a result of, or in connection with, the payment of any of the Opioid Deferred Cash Payments prior to their originally scheduled payment dates.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Effective Date. This Agreement shall become effective as to all parties upon the first date when:

(a) this Agreement shall have been executed by each of the Parent, the Primary Obligors;

(b) the Guarantee Requirement shall have been satisfied;

(c) the Bankruptcy Court shall have entered an order approving this Agreement and the Guarantee, incorporating them into the Confirmation Order and deeming this Agreement and the Guarantee executed by the Opioid Trust (the “Approval Order”) and the Approval Order shall remain in full force and effect; and

(d) the Effective Date (as defined in the Plan of Reorganization) shall have occurred.

ARTICLE IV

[RESERVED]

ARTICLE V

AFFIRMATIVE COVENANTS

The Parent and each Primary Obligor covenants and agrees with the Opioid Trust (and any of its successors and assigns, in part or in whole) that, until the Termination Date, unless the Opioid Trust shall otherwise consent in writing, the Parent and each Primary Obligor will, and will cause each of the Subsidiaries to:

Section 5.01 Existence; Business and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary (other than Parent or any a Material Subsidiary), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05, and (iii) for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent they exceed estimated liabilities, are acquired by the Parent or a Wholly Owned Subsidiary of the Parent in such liquidation or dissolution; provided that (x) Subsidiary Settlement Parties may not be liquidated into Subsidiaries that are not Settlement Parties, and (y) Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05(n)).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02 Insurance(a) . (a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. Notwithstanding the foregoing, the Parent and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) the Opioid Trust (and its successors and assigns, in part or in whole) and its and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Settlement Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Opioid Trust (or any of its successors or assigns, in part or in whole) or its or their respective agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of the Parent and each Primary Obligor, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Opioid Trust (and its successors and assigns, in part or in whole) and its and their respective agents and employees; and

(ii) the amount and type of insurance that the Parent and its Subsidiaries has in effect as of the Effective Date satisfy for all purposes the requirements of this Section 5.02.

Section 5.03 Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and a Primary Obligor or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, etc. Furnish to the Opioid Trust:

(a) within 90 days after the end of each fiscal year of the Parent ending after the Effective Date, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Parent or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any Indebtedness, but not any Opioid Deferred Payment Obligations, occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Principles (it being understood that the delivery by the Parent of annual reports on Form 10-K of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (commencing with the first fiscal quarter ending after the Effective Date), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Parent on behalf of the Parent as fairly presenting, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Principles (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Parent of quarterly reports on Form 10-Q of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) or (b) above, a certificate of a Financial Officer of the Parent (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Effective Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if any Primary Obligor shall have used the Available Amount for any purpose during such fiscal period and (y) no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Opioid Trust, other materials filed by the Parent, any Primary Obligor or any of the Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Parent or the website of the SEC;

(e) within 90 days after the beginning of each fiscal year of the Parent that commences after the Effective Date, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Parent and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Parent to the effect that the Budget is based on assumptions believed by the Parent to be reasonable as of the date of delivery thereof; and

(f) promptly, from time to time, such other information regarding the post-Effective Date operations, business affairs and financial condition of the Parent, the Primary Obligors or any of the Subsidiaries, or compliance with the terms of any Settlement Document, as in each case the Opioid Trust may reasonably request; provided that any request for information related to investigating, preserving or pursuing the Assigned Claims (as defined in the Opioid MDT II Cooperation Agreement) or defending against Opioid Claims (as defined in the Plan of Reorganization) (collectively, “Cooperation Agreement Information”) shall be made pursuant to the Opioid MDT II Cooperation Agreement.

The Parent and each Primary Obligor hereby acknowledge and agree that all financial statements furnished pursuant to paragraphs (a), (b) and (d) of this Section 5.04 are hereby deemed to be Settlement Parties’ Materials suitable for distribution, and to be made available, to any partial assignee of the Opioid Trust, the Beneficiaries of the Opioid Trust and their respective advisors, as contemplated by Section 9.16, and may be treated by the Opioid Trust and such Beneficiaries and advisors as if the same had been marked “PUBLIC” in accordance with such Section (unless a Primary Obligor otherwise notifies the Opioid Trust in writing on or prior to delivery thereof).

Section 5.05 Litigation and Other Notices. Furnish to the Opioid Trust written notice of the following promptly after any Responsible Officer of the Parent or a Primary Obligor obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Parent, a Primary Obligor or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Parent, a Primary Obligor or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.05 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with Applicable Accounting Principles and permit any persons designated by the Opioid Trust to visit and inspect the post-Effective Date financial records and the properties of the Parent, the Primary Obligors or any of the Subsidiaries at reasonable times, upon reasonable prior notice to a Primary Obligor, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Opioid Trust upon reasonable prior notice to a Primary Obligor to discuss the post-Effective Date business affairs, finances and financial condition of the Parent, the Primary Obligors or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as a Primary Obligor has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract (including Section 9.16). The Parent and each Primary Obligor acknowledges that the Opioid Trust, after exercising its rights of inspection, may prepare and distribute to any of its successors and assigns and the Beneficiaries of the Opioid Trust and their respective advisors certain reports pertaining to Parent and its Subsidiaries’ assets for internal use by the Opioid Trust and such Beneficiaries and advisors, subject to requirements of confidentiality set forth in Section 9.16.

Section 5.08 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 5.08, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, that the Opioid Trust may reasonably request (including, without limitation, those required by applicable law), to satisfy the Guarantee Requirement and to cause the Guarantee Requirement to be and remain satisfied, all at the expense of the Settlement Parties. If (i) any additional direct or indirect Subsidiary of the Parent is formed or acquired after the Effective Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and such Subsidiary qualifies as a Subsidiary Settlement Party or (ii) any person qualifies (but did not previously qualify) as a Subsidiary Settlement Party (including, for the avoidance of doubt, pursuant to the definition of “Subsidiary Settlement Party”), in each case, within 10 Business Days after the date such Subsidiary qualifies as a Subsidiary Settlement Party (or such longer period as the Opioid Trust may agree in its sole discretion), the Primary Obligors shall notify the Opioid Trust thereof and, within 15 Business Days (in the case of a Domestic Subsidiary) or 25 Business Days (in the case of a Foreign Subsidiary) after the date such Subsidiary qualifies as a Subsidiary Settlement Party or such longer period as the Opioid Trust may agree in its sole discretion, cause the Guarantee Requirement to be satisfied with respect to such Subsidiary.

Section 5.10 Change of Control Triggering Event. Within thirty (30) days following the occurrence of a Change of Control Triggering Event, the Primary Obligors shall (I) notify the Opioid Trust (a) that a Change of Control Triggering Event has occurred, (b) of the relevant facts and circumstances regarding such Change of Control Triggering Event and (c) of the potential repayment date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is sent; provided that in the case of a conditional Change of Control Triggering Event notice delivered in advance of a Change of Control Triggering Event as described below, the potential repayment date will be stated and may be based on a date relative to the closing of the applicable transaction that is expected to result in a Change of Control Triggering Event and which may be tolled until the occurrence of a Change of Control Triggering Event), and (II) make an offer to the Opioid Trust (and its successors and assigns, in part or in whole) to prepay the undiscounted amount of all remaining Opioid Deferred Cash Payments. At any time on or prior to the date that is ten (10) Business Days prior to such potential repayment date, the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable) may, in its or their respective sole discretion, decline the Primary Obligors’ offer to prepay the applicable remaining Opioid Deferred Cash Payments by delivering written notice to the Primary Obligors of such election. In the event that the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable) fails to timely deliver such notice, the Primary Obligors shall so pay the undiscounted amount of the applicable remaining Opioid Deferred Cash Payments, and the undiscounted amount of the applicable remaining Opioid Deferred Cash Payments shall be due and payable, on the earlier of (x) the potential repayment date set forth in the notice delivered to the Opioid Trust pursuant to this Section 5.10 and (y) ninety (90) days after the occurrence of the Change of Control Triggering Event. A Change of Control Triggering Event notice may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement is in place for the applicable Change of Control at the time of making of the Change of Control Triggering Event notice.

ARTICLE VI

Negative Covenants

The Parent and each Primary Obligor covenants and agrees with the Opioid Trust (and its successors and assigns, in part or in whole) that, until the Termination Date, unless the Opioid Trust shall otherwise consent in writing, the Parent and each Primary Obligor will not, and will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness (other than as described in Section 6.01(v) and Section 6.01(bb) below) existing or committed on the Effective Date (provided, that any such Indebtedness (x) that is owed to any person other than Parent and one or more of its Subsidiaries, in an aggregate amount in excess of $5,000,000 shall be set forth in Part A of Schedule 6.01 and (y) owing to Parent or one or more of its Subsidiaries in an individual amount in excess of $5,000,000 shall be set forth on Part B of Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (1) any Indebtedness outstanding pursuant to this clause (a) which is owed by a Settlement Party to any Subsidiary that is not a Settlement Party shall be subordinated in right of payment to the same extent required pursuant to Section 6.01(e) and (2) any Permitted Refinancing Indebtedness at any time incurred with respect to any Indebtedness described in clause (y) of this Section 6.01(a) outstanding on the Effective Date (or an issue of Permitted Refinancing Indebtedness incurred in respect thereof or prior to the incurrence of such Permitted Refinancing Indebtedness) may only be owed to the Parent or its respective Subsidiary to which the Indebtedness described in clause (y) above outstanding on the Effective Date was owed;

(b) [reserved;]

(c) Indebtedness of the Parent or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Parent or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness of the Parent or any Primary Obligor to the Parent or any Subsidiary and of any Subsidiary to the Parent, any Primary Obligor or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Settlement Party owing to the Settlement Parties incurred pursuant to this Section 6.01(e) shall be subject to, and separately permitted by, Section 6.04 (other than Section 6.04(r)) and (ii) Indebtedness owed by any Settlement Party to any Subsidiary that is not a Settlement Party incurred pursuant to this Section 6.01(e) shall be subordinated in right of payment to the Opioid Obligations under this Agreement on subordination terms described in Exhibit A hereto or on other subordination terms reasonably satisfactory to the Opioid Trust and a Primary Obligor;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Effective Date or a person merged or consolidated with the Parent or any Subsidiary after the Effective Date and Indebtedness otherwise assumed by the Parent, any Primary Obligor or any other Settlement Party that is a Domestic Subsidiary (and which may be guaranteed by any Settlement Party) in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided, that, (x) Indebtedness incurred pursuant to preceding sub clause (h)(i) shall be in existence prior to the respective merger, consolidation or acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and (y) after giving effect to the incurrence of such Indebtedness, (A) in the case of any such Indebtedness that is secured, the Secured Net Leverage Ratio (I) shall not be greater than (1) so long as Qualified Ratings apply, 3.25 to 1.00 or (2) otherwise, 2.75 to 1.00 or (II) shall be no more than the Secured Net Leverage Ratio in effect immediately prior thereto and, (B) in the case of any such Indebtedness (whether secured or unsecured), the Fixed Charge Coverage Ratio (I) shall not be less than 2.25 to 1.00 or (II) shall be no less than the Fixed Charge Coverage Ratio in effect immediately prior thereto, each of the Secured Net Leverage Ratio and the Fixed Charge Coverage Ratio calculated on a Pro Forma Basis for the then most recently ended Test Period; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i) (x) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Parent or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i) and Section 6.01(j), would not exceed the greater of $125,000,000 and a percentage of Consolidated Total Assets equal to the Applicable CTA Percentage when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(j) (x) Capitalized Lease Obligations and any other Indebtedness incurred by the Parent or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03 so long as the principal amount thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(j) and Section 6.01(i), would not exceed the greater of $125,000,000 and a percentage of Consolidated Total Assets equal to the Applicable CTA Percentage when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(k) (x) other Indebtedness of the Parent or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $50,000,000 and a percentage of Consolidated Total Assets equal to the Applicable CTA Percentage when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(l) [reserved];

(m) Guarantees (i) by the Parent, any Primary Obligor or any Subsidiary Settlement Party of any Indebtedness of the Parent, any Primary Obligor or any Subsidiary Settlement Party permitted to be incurred under this Agreement, (ii) by the Parent, any Primary Obligor or any Subsidiary Settlement Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Settlement Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(r)), (iii) by any Subsidiary that is not a Subsidiary Settlement Party of Indebtedness of another Subsidiary that is not a Subsidiary Settlement Party and (iv) by the Parent, any Primary Obligor or any Subsidiary Settlement Party of Indebtedness of Subsidiaries that are not Subsidiary Settlement Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(q) and to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(r)); provided, that Guarantees (x) by the Parent, any Primary Obligor or any Subsidiary Settlement Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Opioid Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment and (y) otherwise permitted by this Section 6.01(m) shall not be permitted with respect to any Indebtedness (including, without limitation, Permitted Debt and Permitted Refinancing Indebtedness) where the guarantor providing the Guarantee is not permitted to guarantee such Indebtedness because this Section 6.01 (or defined terms used in this Section 6.01) otherwise limit the persons who may guarantee such Indebtedness (where such Indebtedness is being Refinanced or otherwise);

(n) Indebtedness arising from agreements of the Parent or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary, in each case not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) (i) Permitted Debt that is not secured by First Liens so long as immediately after giving effect to the incurrence of such Permitted Debt and the use of proceeds thereof, (A) the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than (1) if the aggregate amount of unpaid Opioid Deferred Cash Payments does not exceed $375,000,000, 2.25 to 1.00, (2) if the aggregate amount of unpaid Opioid Deferred Cash Payments exceeds $375,000,000, but does not exceed $625,000,000, 2.50 to 1.00 or (3) otherwise, 2.75 to 1.00, and (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q) (x) Indebtedness of Subsidiaries that are not Subsidiary Settlement Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q), would not exceed the greater of $100,000,000 and a percentage of Consolidated Total Assets equal to the Applicable CTA Percentage when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof; provided that no Settlement Party is an obligor in respect of, or provides any collateral or other credit support in any way in connection with, such Indebtedness or such Permitted Refinancing Indebtedness, except that (A) a Settlement Party that owns the Equity Interests of any such Subsidiary may pledge such Equity Interests (and associated books and records, rights, privileges, dividends and proceeds thereof) to secure such Indebtedness of such Subsidiary, but no person shall have any recourse or claim whatsoever to or against such Settlement Party (other than solely on such Equity Interests (and associated books and records, rights, privileges, dividends and proceeds thereof)) and (B) guarantees by a Settlement Party pursuant to Section 6.01(m)(iv);

(r) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Parent or any Subsidiary incurred in the ordinary course of business;

(t) (x) Indebtedness under Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $200,000,000 and a percentage of Consolidated Total Assets equal to the Applicable CTA Percentage when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(u) obligations in respect of Cash Management Agreements;

(v) (i) Takeback Term Loans in an aggregate principal amount not to exceed $1,762,634,900.41, (ii) New First Lien Notes in an aggregate principal amount not to exceed $650,000,000.00, (iii) other Permitted Debt (provided that Parent and its Subsidiaries may not incur pursuant to this clause (iii) at any given time Permitted Debt in a principal amount in excess of the Incremental Amount available immediately prior to such incurrence), and (iv) Permitted Refinancing Indebtedness in respect of any Indebtedness theretofore outstanding pursuant to this clause (v);

(w) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures subject to compliance with Section 6.04 (other than Section 6.04(r));

(x) Indebtedness issued by the Parent or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent permitted by Section 6.06;

(y) Indebtedness consisting of obligations of the Parent or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(z) Indebtedness of the Parent or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Parent and the Subsidiaries;

(aa) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(bb) (i) Indebtedness in respect of the Existing Secured Notes (other than the New First Lien Notes) in an aggregate principal amount not to exceed $1,192,900,000.00 and (ii) Permitted Refinancing Indebtedness incurred in respect thereof.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Effective Date, on the Effective Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Effective Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (bb) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02) and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (bb), a Primary Obligor may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and following Section 6.02 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided, that (w) all Indebtedness outstanding on the Effective Date under the Existing Secured Indentures (other than the New First Lien Notes Indenture) shall at all times be deemed to have been incurred pursuant to clause (bb) of this Section 6.01, (x) all Indebtedness outstanding on the Effective Date in respect of the Takeback Term Loans and the New First Lien Notes shall at all times be deemed to have been incurred pursuant to clause (v) of this Section 6.01, (y) all Indebtedness described in Schedule 6.01 (and any Permitted Refinancing Indebtedness incurred in respect thereof) shall be deemed outstanding under Section 6.01(a) and (z) all Indebtedness owing to the Parent or any of its Subsidiaries must be justified as incurred (and outstanding) pursuant to one or more of Sections 6.01(a), (e), (m) and (w). In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Parent or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Parent and the Subsidiaries existing on the Effective Date and, if securing Indebtedness in a principal amount in excess of $5,000,000 individually, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Effective Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01), shall not be amended, replaced or renewed so as to increase their priority in relation to Liens securing other Indebtedness with respect to such property or assets, if any, as on the Effective Date, and shall not subsequently apply to any other property or assets of the Parent, any Primary Obligor or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b) [reserved;]

(c) any Lien on any property or asset of the Parent or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Parent or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property of any entity so acquired (but not of the Parent or any other Settlement Party, including any Settlement Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness or Permitting Refinancing Indebtedness incurred in respect thereof);

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith in compliance with Section 5.03;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Parent or any Subsidiary shall have set aside on its books reserves in accordance with Applicable Accounting Principles;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Parent or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of the Parent, any Primary Obligor or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings permitted by Section 6.01(i) provided by one lender may be cross-collateralized to other financings permitted by Section 6.01(i) provided by such lender (and its Affiliates);

(j) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k) non-consensual Liens securing judgments that do not constitute an Event of Default under Section 7.01(g);

(l) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Parent or any Subsidiary in the ordinary course of business;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent, any Primary Obligor or any Subsidiary in the ordinary course of business;

(n) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) in respect of Third Party Funds;

(o) Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) leases or subleases, and licenses or sublicenses (including with respect to Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens solely on any cash earnest money deposits made by the Parent or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s) Liens with respect to property or assets of any Subsidiary that is not a Settlement Party securing obligations of a Subsidiary that is not a Settlement Party permitted under Section 6.01;

(t) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(u) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v) agreements to subordinate any interest of the Parent or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent, any Primary Obligor or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(x) Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Liens in respect of Qualified Receivables Facilities that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity;

(aa) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(cc) Liens securing Indebtedness or other obligation (i) of the Parent or a Subsidiary in favor of the Parent, a Primary Obligor or any Subsidiary Settlement Party and (ii) of any Subsidiary that is not Settlement Party in favor of any Subsidiary that is not a Settlement Party;

(dd) Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Parent, any Primary Obligor or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Parent or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff) Liens securing (x) Permitted Debt, so long as immediately after giving effect to the incurrence of such Permitted Debt (taking into account, for the avoidance of doubt, the aggregate principal amount of any other Permitted Debt that is secured pursuant to this clause (ff)), the use of the proceeds thereof and the creation or granting of the Liens securing such Permitted Debt, the Secured Net Leverage Ratio on a Pro Forma Basis is not greater than (A) so long as Qualified Ratings apply, 3.25 to 1.00 or (B) otherwise, 2.75 to 1.00, and guarantees thereof permitted by Section 6.01(m) and (y) Permitted Refinancing Indebtedness incurred to Refinance Permitted Debt secured pursuant to preceding clause (x) and guarantees thereof permitted by Section 6.01(m);

(gg) Liens securing Indebtedness permitted by Section 6.01(v) and guarantees thereof permitted by Section 6.01(m);

(hh) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Parent or any of the Subsidiaries in the ordinary course of business, but only to the extent that such Liens encumber only such goods; provided that individual arrangements permitted by this Section 6.02(hh) provided by one counterparty may be cross-collateralized to other arrangements permitted by this Section 6.02(hh) provided by such counterparty (and its Affiliates);

(ii) Liens securing Indebtedness permitted by Section 6.01(bb) and guarantees thereof permitted by Section 6.01(m);

(jj) Liens securing Secured Cash Management Agreements and Secured Hedge Agreements; and

(kk) other Liens with respect to property or assets of the Parent or any Subsidiary securing (x) obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (kk), immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $75,000,000 and a percentage of Consolidated Total Assets equal to the Applicable CTA Percentage when incurred, created or assumed and (y) Permitted Refinancing Indebtedness incurred to Refinance obligations secured pursuant to preceding clause (x).

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in Sections 6.02(a) through (kk) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in Sections 6.02(a) through (kk), a Primary Obligor may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred pursuant to any other clause. For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified). In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Notwithstanding anything to the contrary contained above in this Section 6.02, this Section 6.02 shall not restrict the incurrence or existence of any Liens at any time on Margin Stock that then constitutes Unrestricted Margin Stock.

Section 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall Dispose of any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being Disposed of (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned by the Parent or any Subsidiary that is acquired after the Effective Date so long as such Sale and Lease-Back Transaction is consummated within 360 days of the acquisition of such property, and (b) with respect to any other property owned by the Parent or any Subsidiary, subject to the requirements of the last three paragraphs of Section 6.05 to the extent provided therein.

Section 6.04 Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any capital contributions, loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) Investments to effect the Transactions;

(b) (i) Investments (x) by the Parent, any Primary Obligor or any Subsidiary in the Equity Interests of any Subsidiary as of the Effective Date and set forth on Part A of Schedule 6.04 and (y) by the Parent, any Primary Obligor or any Subsidiary consisting of intercompany loans from the Parent, any Primary Obligor or any Subsidiary to the Parent, any Primary Obligor or any Subsidiary as of the Effective Date and set forth on Part B of Schedule 6.04; provided that to the extent any such intercompany loan that is owing by a non-Subsidiary Settlement Party to the Parent, any Primary Obligor or any Subsidiary Settlement Party (the “Scheduled Loans”) (or any additional Investments made by the Parent, any Primary Obligor or any Subsidiary Settlement Party pursuant to this proviso) is repaid after the Effective Date, then additional Investments may be made by the Parent, any Primary Obligor or any Subsidiary Settlement Party in any non-Subsidiary Settlement Party in an aggregate amount up to the amount of such repayment actually received by the Parent, any Primary Obligor or any Subsidiary Settlement Party after the Effective Date; provided further that in no event will the aggregate amount of additional Investments made by the Parent, any Primary Obligor or any Subsidiary Settlement Party in non-Subsidiary Settlement Parties pursuant to this proviso exceed the sum of the original principal amount of the Scheduled Loans on the Effective Date; (ii) Investments in the Parent, any Primary Obligor or any Subsidiary Settlement Party; provided that all amounts owing by the Primary Obligors or any Guarantor to any Subsidiary that is not a Guarantor shall be subordinated in right of payment to the Opioid Obligations pursuant to subordination terms described Exhibit A hereto or otherwise reasonably satisfactory to the Opioid Trust and a Primary Obligor; (iii) Investments by any Subsidiary that is not a Primary Obligor or Guarantor in any Subsidiary that is not a Primary Obligor or Guarantor; (iv) Investments by the Parent, any Primary Obligor or any Subsidiary Settlement Party in any Subsidiary that is not a Primary Obligor or Guarantor; provided that any such Investments made pursuant to this clause (iv) shall (I) comprise intercompany transactions undertaken in good faith (as certified by a Responsible Officer of a Primary Obligor to the Opioid Trust) for the purpose of improving the consolidated tax efficiency of the Parent and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein and (II) be made solely in the form of cash, notes, receivables, payables or securities; (v) other intercompany liabilities amongst the Primary Obligors and the Guarantors incurred in the ordinary course of business; (vi) other intercompany liabilities amongst Subsidiaries that are not Guarantors incurred in the ordinary course of business in connection with the cash management operations of such Subsidiaries; and (vii) Investments by the Parent or any Subsidiary Settlement Party in any Subsidiary that is not a Settlement Party consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other Subsidiary that is not a Settlement Party held directly by the Parent or such Subsidiary Settlement Party in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Subsidiary to which such contribution or other Disposition is made or (y) an exchange of Equity Interests of any other Subsidiary that is not a Settlement Party for Indebtedness of such Subsidiary; provided that immediately following the consummation of an Investment pursuant to preceding clause (x) or (y), the Subsidiary whose Equity Interests or Indebtedness are the subject of such Investment remains a Subsidiary.

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Parent, any Primary Obligor or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05 (other than Section 6.05(e)(i));

(e) loans and advances to officers, directors, employees or consultants of the Parent, any Primary Obligor or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $20,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Parent solely to the extent that the amount of such loans and advances shall be contributed to the Parent in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Hedging Agreements entered into for non-speculative purposes;

(h) Investments (not in Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Effective Date and set forth on Part C of Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of each Investment pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Effective Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Effective Date or as otherwise permitted by this Section 6.04);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (n), (q), (r) and (kk);

(j) other Investments by the Parent or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $400,000,000 and a percentage of Consolidated Total Assets equal to the Applicable CTA Percentage when made, plus (Y) so long as (1) no Default or Event of Default shall have occurred and be continuing, (2) the aggregate amount of unpaid Opioid Deferred Cash Payments does not exceed $600,000,000 and (3) the Total Net Leverage Ratio on a Pro Forma Basis is less than 3.50 to 1.00, and taking into account any Restricted Payments made pursuant to Section 6.06(d) utilizing the Available Amount, any portion of the Available Amount on the date of such election that a Primary Obligor elects to apply to this Section 6.04(j)(Y), which election shall be set forth in a written notice of a Responsible Officer thereof that is delivered to the Opioid Trust, which notice shall set forth calculations in reasonable detail of the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of a Primary Obligor, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j); provided, further, that no more than $100,000,000 in aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) of Investments made in reliance on this clause (j) (other than Investments in the ordinary course of business upon terms that are substantially no less favorable than would be obtained in a comparable arm’s-length transaction with non-Affiliate) shall be made in Unrestricted Subsidiaries (including Investments arising as a result of the designation of a Subsidiary as an Unrestricted Subsidiary equal to the Fair Market Value of the Parent’s (or its Subsidiaries’) Investments in such Subsidiary at the date of designation);

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Parent or a Subsidiary as a result of a foreclosure by the Parent or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m) Investments of a Subsidiary acquired after the Effective Date or of a person merged into the Parent or merged into or consolidated with a Subsidiary after the Effective Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 (other than Section 6.05(e)(i)), and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n) acquisitions by the Parent, any Primary Obligor or any Subsidiary of obligations of one or more officers or other employees of the Parent, any Primary Obligor or any of the Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Parent, so long as no cash is actually advanced by any Primary Obligor or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o) Guarantees by the Parent, any Primary Obligor or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (a), (b), (e), (f), (g), (h), (i), (j), (k) or (l) of the definition thereof, in each case entered into by the Parent, any Primary Obligor or any Subsidiary in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Stock) of the Parent; provided, that the issuance of such Equity Interests are not included in any determination of the Available Amount;

(q) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04 other than pursuant to this Section 6.04(r));

(s) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or such Subsidiary;

(t) Investments by the Parent and the Subsidiaries, if the Parent or such Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(g) in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(g) for all purposes of this Agreement);

(u) Investments consisting of Permitted Receivables Facility Assets or arising as a result of Qualified Receivables Facilities;

(v) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons, in each case in the ordinary course of business;

(w) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(x) Investments received substantially contemporaneously in exchange for Qualified Equity Interests of the Parent; provided, that the issuance of such Qualified Equity Interests and the Cumulative Parent Qualified Equity Proceeds Amount in respect thereof are not included in any determination of the Available Amount;

(y) Investments in joint ventures; provided that the aggregate outstanding amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) of Investments made pursuant to this Section 6.04(y) shall not exceed the greater of $200,000,000 and a percentage of Consolidated Total Assets equal to the Applicable CTA Percentage when made; provided, that if any Investment pursuant to this Section 6.04(y) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of a Primary Obligor, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(y);

(z) Investments consisting of Guarantees of Indebtedness of joint ventures, in an aggregate outstanding principal amount (plus, without duplication, the aggregate amount of unreimbursed payments made pursuant to any such Guarantee) not to exceed the greater of $100,000,000 and a percentage of Consolidated Total Assets equal to the Applicable CTA Percentage when made;

(aa) additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.25 to 1.00.

For purposes of determining compliance with this Section 6.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (aa) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (aa), a Primary Obligor may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if made at such later time), such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that (1) all Investments described in Schedule 6.04 shall be deemed outstanding under Section 6.04(b) or Section 6.04(h), as applicable, (2) notwithstanding anything to the contrary in this Agreement, no Subsidiary shall make any Investment in Unrestricted Subsidiaries (including Investments arising as a result of the designation of a Subsidiary as an Unrestricted Subsidiary) other than (i) Investments in the ordinary course of business upon terms that are substantially no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate and (ii) Investments pursuant to Section 6.04(j), and (3) no Investment in any Unrestricted Subsidiary made pursuant to Section 6.04(j) (other than any Investment described in clause (2)(i) above) may be reclassified; provided, further, that upon re-designation of an Unrestricted Subsidiary as a Subsidiary, any Investment therein may be permitted pursuant to any category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (aa).

Any Investment in any person other than the Parent, a Primary Obligor or a Subsidiary Settlement Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Settlement Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything to the contrary set forth in this Section 6.04, no Settlement Party shall make any Investment in any Subsidiary (other than another Settlement Party) or any Unrestricted Subsidiary if the consideration paid by such Settlement Party to such Subsidiary (other than a Settlement Party) or such Unrestricted Subsidiary in respect of such Investment constitutes or includes Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and Disposition of inventory in the ordinary course of business by the Parent or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Parent or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by a Financial Officer of a Primary Obligor), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Parent or any Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary with or into a Primary Obligor in a transaction in which such Primary Obligor is the survivor, (ii) the merger, amalgamation or consolidation of any Subsidiary with or into any Subsidiary Settlement Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Settlement Party organized in a Qualified Jurisdiction and, in the case of each of clauses (i) and (ii), no person other than a Primary Obligor or a Subsidiary Settlement Party receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Settlement Party with or into any other Subsidiary that is not a Subsidiary Settlement Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if (x) a Financial Officer of a Primary Obligor determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Parent and that such liquidation, dissolution or change in form is not materially disadvantageous to interests of the Opioid Trust (or its successors or assignees, in part or in whole) and (y) such liquidation, dissolution or change in form meets the requirements contained in the proviso to Section 5.01(a), (v) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04), which shall be a Settlement Party if the merging, amalgamating or consolidating Subsidiary was a Settlement Party (and organized in a Qualified Jurisdiction if the merging, consolidating or amalgamating Settlement Party was organized in a Qualified Jurisdiction) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.09 or (vi) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c) Dispositions to the Parent or a Subsidiary Settlement Party; provided, that any Dispositions by a Settlement Party to a Subsidiary that is not a Subsidiary Settlement Party in reliance on this clause (c) shall be made in compliance with Section 6.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) (i) Investments permitted by Section 6.04, (ii) Permitted Liens, and (iii) Restricted Payments permitted by Section 6.06;

(f) the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g) other Dispositions of assets to persons other than the Parent and its Subsidiaries; provided, that any such Dispositions shall comply with the final three paragraphs of this Section 6.05;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation pursuant to this clause (h) involving a Primary Obligor or a Subsidiary Settlement Party, a Primary Obligor or a Subsidiary Settlement Party (or a person that becomes a Subsidiary Settlement Party) is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;

(i) leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) Dispositions of inventory in the ordinary course of business or Dispositions or abandonment of Intellectual Property of the Parent and its Subsidiaries determined in good faith by the management of a Primary Obligor to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Parent or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale or Recovery Event pursuant to clause (a) or (b) of the definition of “Net Proceeds”;

(l) the purchase and Disposition (including by capital contribution) of Permitted Receivables Facility Assets including pursuant to Qualified Receivables Facilities;

(m) any exchange or swap of assets (other than cash and Permitted Investments) for services and/or other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Parent and the Subsidiaries as a whole, determined in good faith by the management of a Primary Obligor; and

(n) other transactions effected (including mergers, consolidations or acquisitions of “shell” entities) for the sole purpose of reincorporating or reorganizing the Parent or any Subsidiary under the laws of the United States of America or any State thereof or the District of Columbia, Switzerland, the United Kingdom or any jurisdiction that is a member state of the European Union as of the Effective Date; provided that (i) a Primary Obligor shall have provided the Opioid Trust with reasonable advance notice of any transactions as described above in this clause (n), (ii) if the respective entity subject to any action described above in this clause (n) was a Guarantor, the applicable reincorporated or reorganized entity shall be a Guarantor and (iii) the Opioid Trust shall have concluded (acting reasonably) that, after giving effect to any replacement guarantees to be provided pursuant to preceding clause (ii), such transactions are not adverse to the Opioid Trust (or any of its successors and assigns, in part or in whole) in any material respect (it being understood and agreed that such a reincorporation or reorganization into any Qualified Jurisdiction shall be permitted if the requirements of preceding clauses (i) and (ii) are satisfied).

Notwithstanding anything to the contrary contained above, this Section 6.05 shall not restrict, at any time, the sale of Unrestricted Margin Stock so long as any such sale meets the requirements of the last two paragraphs of this Section 6.05.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) or, solely with respect to Sale and Lease-Back Transactions referred to in clause (b) of the proviso to Section 6.03, under Section 6.05(d), or pursuant to the immediately preceding paragraph, shall, in each case, be permitted unless (i) such Disposition is for Fair Market Value, and (ii) at least 75% of the proceeds of such Disposition (except if such Disposition is to a Settlement Party) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $10,000,000 or to other transactions involving assets with a Fair Market Value of not more than $35,000,000 in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Parent’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Parent or such Subsidiary from the transferee that are converted by the Parent or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Parent or any of its Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed the greater of $120,000,000 and a percentage of Consolidated Total Assets equal to the Applicable CTA Percentage when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Promptly following the receipt by the Parent or any Subsidiary of Net Proceeds of any Disposition permitted pursuant to Section 6.05(g) or of Net Proceeds in respect of any Recovery Event (subject, in each case, to the terms set forth in the definition of “Net Proceeds”), the Parent or such Subsidiary shall apply such Net Proceeds, at its option, to repay, prepay, redeem or repurchase (or offer to do any of the foregoing) Indebtedness of the Parent or any of its Subsidiaries (to the extent outstanding); provided that (x) if the terms of all such Indebtedness permit the lenders thereunder to decline such application of proceeds and such lenders do so with respect to any portion of such Net Proceeds, the Parent and the Subsidiaries shall be entitled to retain such portion of the Net Proceeds and (y) the Parent and the Subsidiaries shall not have any obligations hereunder under the circumstances described in Section 2.09(d) of the Takeback Term Loan Credit Agreement (as in effect on the Effective Date). Notwithstanding anything to the contrary contained in this Agreement, promptly following the receipt by the Parent or any Subsidiary of Net Proceeds of any Disposition to persons other than the Parent and the Subsidiaries of, or in respect of any Recovery Event related to, (i) Mallinckrodt Enterprises Holdings, Inc. and its Subsidiaries (including, for the avoidance of doubt, its successors and assigns) or (ii) a material portion of the assets or businesses of such entities (including as a result of a merger, equity sale, or asset sale, but it being understood that the sale of inventory in the ordinary course of business does not constitute the Disposition of a material portion of their assets or businesses), the Parent and the Subsidiaries shall pay 50% of such Net Proceeds to the Opioid Trust (and its successors and assigns, in part or in whole, as applicable) (to the extent such payment may be made in compliance with the terms of any then-outstanding Indebtedness of the Parent and the Subsidiaries and to extent such Net Proceeds are not required to be otherwise applied in accordance with the terms of such Indebtedness), and the amount of such Net Proceeds actually paid to the Opioid Trust (and its successors and assigns, in part or in whole, as applicable) will be deemed to be a ratable repayment of the Opioid Deferred Cash Payments. Notwithstanding anything to the contrary contained in this Section 6.05 and, solely with respect to Sale and Lease-Back Transactions, Section 6.03, no Settlement Party may make any Disposition of Material Intellectual Property to any Subsidiary (other than another Settlement Party) or any Unrestricted Subsidiary; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.06 Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (including any repayment by a Subsidiary that is not a Settlement Party of any Indebtedness of a direct or indirect parent company that is a Settlement Party) (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Parent’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Qualified Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Parent or any Subsidiary (provided that Restricted Payments made by a non-Wholly Owned Subsidiary to the Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Parent or such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);

(b) Restricted Payments may be made by the Parent to purchase or redeem the Equity Interests of the Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Parent or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed in any fiscal year of the Parent $15,000,000 (plus (x) the amount of net proceeds contributed to the Parent that were received by the Parent during such calendar year from sales of Qualified Equity Interests of the Parent to directors, consultants, officers or employees of the Parent or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Available Amount and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year); and provided, further, that cancellation of Indebtedness owing to the Parent or any Subsidiary from members of management of the Parent or its Subsidiaries in connection with a repurchase of Equity Interests of the Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(d) so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing, (y) the aggregate amount of unpaid Opioid Deferred Cash Payments does not exceed $600,000,000 and (z) the Total Net Leverage Ratio on a Pro Forma Basis is less than 3.50 to 1.00 and taking into account any outstanding Investments made pursuant to Section 6.04(j)(Y) utilizing the Available Amount, Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount on the date of such election that the Parent elects to apply to this Section 6.06(d), which such election shall be set forth in a written notice of a Responsible Officer of a Primary Obligor, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(e) Restricted Payments may be made in connection with the consummation of the Transactions;

(f) Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g) other Restricted Payments may be made so long as (x) at the time any such Restricted Payment is made and immediately after giving effect thereto, no Default or Event of Default shall have occurred and is continuing and (y) the aggregate amount of such Restricted Payments from and after the Effective Date does not exceed $50,000,000;

(h) [reserved;] and

(i) Restricted Payments may be made with any portion of the Cumulative Parent Qualified Equity Proceeds Amount.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

Notwithstanding anything to the contrary set forth in this Section 6.06, no Settlement Party shall make any Restricted Payment to any Subsidiary (other than another Settlement Party) or any Unrestricted Subsidiary in the form of Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.07 Transactions with Affiliates. (a) Dispose of any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction (or series of transactions) with, any of its Affiliates in a transaction (or series of related transactions) involving aggregate consideration in excess of $20,000,000 unless (i) such transaction is upon terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, (ii) if such transaction (or series of related transactions) involves aggregate consideration in excess of $50,000,000, a Primary Obligor delivers to the Opioid Trust a resolution adopted in good faith by the majority of the disinterested directors of the Board of Directors of such Primary Obligor, or if there are no such disinterested directors, by the Board of Directors of such Primary Obligor, approving such transaction (or series of related transactions) and set forth in a certificate of a Responsible Officer of such Primary Obligor delivered to the Opioid Trust certifying that such transaction complies with this Section 6.07(a), and (iii) if such transaction (or series of related transactions) involves aggregate consideration payable to an Affiliate in excess of $100,000,000, a Primary Obligor delivers to the Opioid Trust a letter addressed to the Board of Directors of the Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of a Primary Obligor qualified to render such letter, which letter states that such transaction is on terms that are no less favorable in any material respect to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or such transaction is fair to the Parent or such Subsidiary, as applicable, from a financial point of view.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Parent,

(ii) loans or advances to employees or consultants of the Parent or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among the Parent or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Parent or a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Parent and the Subsidiaries in the ordinary course of business,

(v) the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Effective Date and, to the extent involving aggregate consideration in excess of $5,000,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Opioid Trust (or any of its successors and assigns, in whole or part, as applicable) when taken as a whole in any material respect (as determined by the Parent in good faith),

(vi) (A) any employment agreements entered into by the Parent or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, Investments permitted under Section 6.04 and repayments or prepayments of Indebtedness permitted under Section 6.01,

(viii) [reserved,]

(ix) any transaction in respect of which the Parent delivers to the Opioid Trust a letter addressed to the Board of Directors of the Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Parent qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Parent or such Subsidiary, as applicable, from a financial point of view,

(x) [reserved,]

(xi) transactions pursuant to any Qualified Receivables Facility,

(xii) transactions between the Parent or any of the Subsidiaries and any person, a director of which is also a director of the Parent; provided, however, that (A) such director abstains from voting as a director of the Parent on any matter involving such other person and (B) such person is not an Affiliate of the Parent for any reason other than such director’s acting in such capacity,

(xiii) transactions permitted by, and complying with, the provisions of Section 6.05 (other than Sections 6.05(d) and (k) and, if the relevant lease, license, sublease or sublicense is both (A) not fair to the Parent and the Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Parent or the Lux Borrower and (B) not on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, Section 6.05(i)),

(xiv) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Parent to the Opioid Trust) for the purpose of improving the consolidated tax efficiency of the Parent and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein,

(xv) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Parent in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement; and

(xvi) transactions with (1) customers, clients or suppliers, in their capacity as such, (2) purchasers or sellers of goods or services, in their capacity as such, or (3) joint ventures, in each case (A) in the ordinary course of business and otherwise in compliance with the terms of this Agreement, and (B) which are fair to the Parent and the Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Parent or the Lux Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Section 6.08 Business of the Parent and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Effective Date or any Similar Business, and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities.

Section 6.09 Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts the payment of dividends or other distributions or the making of cash advances to the Parent or any Material Subsidiary that is a direct or indirect parent of such Subsidiary, in each case, other than those arising under any Settlement Document and except, in each case, restrictions existing by reason of:

(a) restrictions imposed by applicable law;

(b) contractual encumbrances or restrictions in effect on the Effective Date under Indebtedness existing on the Effective Date and set forth on Schedule 6.09, or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by a Primary Obligor);

(c) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by a Primary Obligor);

(g) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(j) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(l) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as a Primary Obligor has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent and its Subsidiaries to meet their ongoing obligations;

(m) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(n) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Settlement Party (so long as such restrictions only relate to non-Settlement Parties);

(o) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(p) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(q) restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;

(r) restrictions contained in the DOJ Settlement; and

(s) any restrictions of the type referred to above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Parent, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.10 Fiscal Year. In the case of the Parent, permit any change to its fiscal year; provided that the Parent and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as a Primary Obligor and the Opioid Trust shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize either Primary Obligor and the Opioid Trust to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.11 Amendment to DOJ SettlementSection 6.12 . (i) Modify, amend or waive any term of the DOJ Settlement that results in (x) total cash payments by the Settlement Parties in respect of the DOJ Settlement to exceed an aggregate amount of $260,000,000 (excluding professional fees, expenses and interest payable in connection with the DOJ Settlement), or (y) the acceleration of the timing of any payment due under the DOJ Settlement (it being understood that a voluntary prepayment of obligations under the DOJ Settlement does not constitute such a modification, amendment or waiver) or (ii) cause any Subsidiary (other than the Settlement Parties) to guarantee the obligations in respect of the DOJ Settlement.

Section 6.12 Limitation on Transfers to Mallinckrodt Holdings GmbHSection 6.13 . (i) Dispose (including through the making of any Investment) of any material property or assets to Mallinckrodt Holdings GmbH or any of its Subsidiaries, other than pursuant to the intercompany receivable owned by Mallinckrodt Holdings GmbH and existing on March 9, 2021 (the “Swiss Intercompany Receivable”), (ii) permit Mallinckrodt Holdings GmbH and its Subsidiaries, when taken collectively as if constituting a single Subsidiary (but excluding the Swiss Intercompany Receivable), to constitute a Material Subsidiary, (iii) permit Mallinckrodt Holdings GmbH or its Subsidiaries to incur any material Indebtedness owed to unaffiliated third parties, or guarantee any material Indebtedness owed to any unaffiliated third-parties, in each of clauses (i) through (iii), unless Mallinckrodt Holdings GmbH shall become a Settlement Party or (iv) unless the Co-Borrower is a Settlement Party, (A) Dispose (including through the making of any Investment) of any property or assets (other than de minimis property and assets) to the Co-Borrower or (B) permit the Co-Borrower to hold any assets, engage in any trade or business, or conduct any business activities or acquire any Equity Interests of any other person, other than, with respect to this clause (iv)(B), (w) de minims property and assets, (x) the issuance of its Equity Interests to the Parent or any Wholly Owned Subsidiary, (y) the incurrence of Indebtedness as a co-obligor or guarantor that is permitted under this Agreement, and (z) activities incidental to the foregoing.

ARTICLE VII

Events of Default

Section 7.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) there is a failure to pay (i) when due any scheduled payment of any Opioid Deferred Cash Payment or (ii) for 30 days after becoming due any other Opioid Obligations,

(b) there is a failure by the Parent for 90 days after receipt of written notice given by the Opioid Trust to comply with any of its obligations, covenants or agreements in Section 5.04,

(c) there is a failure by the Parent or any Subsidiary for 60 days after written notice given by the Opioid Trust to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (a) and (b) above) contained in this Agreement,

(d) there is a failure by the Parent or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Parent or a Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $125,000,000 or its foreign currency equivalent,

(e) the Parent or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Parent or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Parent or any Significant Subsidiary or for any substantial part of its property;

(iii) orders the winding up or liquidation of the Parent or any Significant Subsidiary; or any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days,

(g) there is a failure by the Parent or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $125,000,000 or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days, or

(h) the Guarantee by the Parent or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Opioid Obligations ceases to be in full force and effect (except as contemplated by the terms thereof) or the Parent or any other Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under this Agreement or any Guarantee with respect to the Opioid Obligations and, in each case, such Default continues for 10 days.

then, and in every such event (other than an event with respect to the Parent or a Primary Obligor described in clause (e) or (f) above), and at any time thereafter during the continuance of such event, the Opioid Trust may, by notice to the Primary Obligors, take any or all of the following actions, at the same or different times: declare the unpaid Opioid Obligations then outstanding to be forthwith due and payable in whole or in part (in which case any Opioid Obligations not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the unpaid Opioid Obligations so declared to be due and payable, together with any unpaid accrued fees and all other liabilities of the Settlement Parties accrued hereunder and under any other Settlement Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Parent and each Settlement Party, anything contained herein or in any other Settlement Document to the contrary notwithstanding; and in any event with respect to the Parent or a Settlement Party described in clause (e) or (f) above, the unpaid Opioid Obligations then outstanding, together with any unpaid accrued fees and all other liabilities of the Settlement Parties accrued hereunder and under any other Settlement Document, shall automatically become due and payable, anything contained herein or in any other Settlement Document to the contrary notwithstanding. For the avoidance of doubt, each reference in this Section 7.01 to the Opioid Trust shall be interpreted in accordance with Section 1.02 as a reference to the Opioid Trust and its successors and assigns in whole, but not in part.

ARTICLE VIII

[RESERVED]

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means (including by electronic mail) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, address, telecopier number or electronic mail address set forth on Schedule 9.01.

(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier and electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

(c) Any party hereto may change its address (including electronic mail address) or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Parent’s or a Primary Obligor’s behalf on an Internet or intranet website, if any, to which the Opioid Trust has access (whether a commercial, third-party website or whether sponsored by the Opioid Trust).

Section 9.02 Survival of the Agreement. All covenants, agreements, representations and warranties made by the Settlement Parties herein, in the other Settlement Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Settlement Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Settlement Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Section 2.05, 9.05, 9.19(d), 9.23(d) and 10.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Opioid Obligations, the occurrence of the Termination Date or the termination of this Agreement or any other Settlement Document or any provision hereof or thereof.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Parent and the Primary Obligors, the Approval Order shall have been entered by the Bankruptcy Court and the other conditions to effectiveness set forth in Section 3.01 shall have been satisfied or waived.

Section 9.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Parent and the Primary Obligors shall not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Opioid Trust (and any attempted assignment or transfer by the Parent or a Primary Obligor shall be null and void). The Opioid Trust (or any of its successors or assigns, in part or in whole) may assign to one or more assignees all or a ratable portion of its rights and obligations under this Agreement, subject to (i) the requirements of the Notice Side Letter, (ii) any such assignee becoming a party to this Agreement and the Subsidiary Guarantee Agreement pursuant to a joinder in form and substance reasonably acceptable to the Primary Obligors and (iii) any limitations set forth in this Agreement on the assignments of rights and obligations by the Opioid Trust (or any of its successors or assigns, in part or in whole), including any specification that certain references herein to the Opioid Trust refer to (x) the Opioid Trust and its successors and assigns in whole, but not in part or (y) to the Opioid Trust, but not any of its successors or assigns, in part or in whole; provided, however, that while the Primary Obligors agree that any such successor or assign shall be entitled to the benefits of Section 2.04 (subject to the requirements and limitations therein) to the same extent as the Opioid Trust (but not any of its successors or assigns, in part or in whole), no such successor or assign shall be entitled to receive any greater payment under such Section in respect of any payment of Opioid Deferred Cash Payments (or any portion thereof) than the Opioid Trust (but not any of its successors or assigns, in part or in whole) would have been entitled to receive in respect of any such payment. Any attempted assignment or transfer by the Opioid Trust (or any of its successors or assigns, in part or in whole) of any of its rights or obligations in violation of the preceding sentence shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of the Opioid Trust) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Settlement Documents.

Section 9.05 Expense; Indemnity.

(a) The Parent and the Primary Obligors hereby jointly and severally agree to pay (i) all reasonable and documented out-of-pocket expenses (including, subject to Section 9.05(c), Other Taxes) incurred by the Opioid Trust and its Affiliates in connection with the preparation of this Agreement and the other Settlement Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Opioid Trust and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Opioid Trust in connection with the enforcement of its rights in connection with this Agreement and any other Settlement Document, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Opioid Obligations and including the fees, charges and disbursements of a single counsel and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel.

(b) The Parent and the Primary Obligors agree, jointly and severally, to indemnify the Opioid Trust, its trustees, each of their respective Affiliates, successors and assignors, and each of their respective Related Parties (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for the Opioid Trust (and its successors or assigns, in part or in whole) and its and their respective Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for the Opioid Trust (and its successors or assigns, in part or in whole) and its and their respective Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs a Primary Obligor of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Settlement Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder and the transactions expressly set forth herein and in the Subsidiary Guarantee Agreement, (ii) [reserved], (iii) any violation of or liability under Environmental Laws by the Parent or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Parent or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Parent, a Primary Obligor or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims damages, liabilities or related expenses (w) arose prior to the Effective Date or relate to any transactions contemplated by the Plan of Reorganization (including investigating, preserving or pursuing the Assigned Claims (as defined in the Opioid MDT II Cooperation Agreement) or defending against Opioid Claims (as defined in the Plan of Reorganization)) other than the transactions expressly set forth herein and in the Subsidiary Guarantee Agreement, (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach in bad faith of such Indemnitee’s or any of its Related Parties’ obligations under any Settlement Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Parent, a Primary Obligor or any of their subsidiaries or Affiliates and is brought by an Indemnitee against another Indemnitee. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Parent, any Primary Obligor or any of their respective subsidiaries, Affiliates or stockholders for any special, indirect, consequential or punitive damages, which may be alleged as a result of the transactions set forth herein and in the other Settlement Documents. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Opioid Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Settlement Document, or any investigation made by or on behalf of the Opioid Trust. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor delivered to each Primary Obligor in accordance with Section 9.01 and accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.03, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.03.

(d) To the fullest extent permitted by applicable law, neither the Parent nor any Primary Obligor shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Settlement Document or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Settlement Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the repayment, satisfaction or discharge of the Opioid Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Settlement Document or any provision hereof or thereof. For the avoidance of doubt, nothing in this Section 9.05 shall modify the fact that the Plan of Reorganization shall constitute a Settlement Document only to the extent provided in the definition of that term.

Section 9.06 Relationship to Plan of Reorganization. As to the matters provided for herein and therein, the provisions of this Agreement and the Subsidiary Guarantee Agreement constitute a more detailed recitation of the rights and obligations of the parties hereto set forth in abbreviated form in the Plan of Reorganization.

Section 9.07 Applicable Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendments.

(a) No failure or delay of the Opioid Trust (or any of its successors or assigns, in part or in whole) in exercising any right or power hereunder or under any Settlement Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Opioid Trust (or any of its successors or assigns, in part or in whole) hereunder and under the other Settlement Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Settlement Document or consent to any departure by a Primary Obligor or any other Settlement Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on a Primary Obligor or any other Settlement Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Settlement Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent, each Primary Obligor and the Opioid Trust. For the avoidance of doubt, the reference in this Section 9.08(b) to the Opioid Trust shall be interpreted in accordance with Section 1.02 as a reference to the Opioid Trust and its successors and assigns in whole, but not in part.

Section 9.09 [Reserved].

Section 9.10 Entire Agreement. This Agreement and the other Settlement Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Settlement Documents. Nothing in this Agreement or in the other Settlement Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnitees) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Settlement Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER SETTLEMENT DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER SETTLEMENT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Settlement Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or other electronic transmission (including by delivery of .pdf) shall be as effective as delivery of a manually signed original. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process.

(a) Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Affiliate thereof in any way relating to this Agreement or any other Settlement Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and of the Bankruptcy Court, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court or Bankruptcy Court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Settlement Documents in any court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Settlement Document to serve process in any other manner permitted by law.

(d) Each of the Parent and each Primary Obligor hereby irrevocably and unconditionally appoints ST Shared Services LLC, with an office on the Effective Date at 675 McDonnell Blvd., Hazelwood, MO 63042, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of the Parent and such Primary Obligor and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the Parent or the respective Primary Obligor (as applicable) in care of the Process Agent at the address specified above for the Process Agent, and each of the Parent and each Primary Obligor irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the Parent or any or all Primary Obligors or failure of the Parent or any or all Primary Obligors to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or the Parent or any Primary Obligor, or of any judgment based thereon. The Parent and each Primary

Obligor each covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 9.16 Confidentiality. The Opioid Trust (and its successors and assigns, in part or in whole) shall maintain in confidence (and shall use solely for the purposes of determining compliance with the terms of the Settlement Documents or evaluating the financial condition of the Parent and its Subsidiaries) any information relating to the Parent, each Primary Obligor and any of their respective Subsidiaries or their respective businesses furnished to it by or on behalf of the Parent, each Primary Obligor or any of their respective Subsidiaries (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by the Opioid Trust (or such successor or assign, in part or in whole) without utilizing any information received from the Parent or any Subsidiary or violating this Section 9.16 or (c) was available to the Opioid Trust (or such successor or assign, in part or in whole) from a third party having, to the Opioid Trust’s (or such successor’s or assign’s, in part or in whole) knowledge, no obligations of confidentiality to the Parent, any Primary Obligor or any other Subsidiary) and shall not reveal the same except: (A) to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such the Opioid Trust (or such successor or assign, in part or in whole) or its Related Parties, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, (C) to its Beneficiaries and Related Parties, including auditors, accountants, legal counsel and other advisors (so long as each such person shall have agreed to keep the same confidential in accordance with this Section 9.16), (D) in connection with the exercise of any remedies under this Agreement or any other Settlement Document or any suit, action or proceeding relating to this Agreement or any other Settlement Document or the enforcement of rights hereunder or thereunder, (E) to any prospective assignee of any of its rights under this Agreement (so long as such person shall have agreed to keep the same confidential in accordance with this Section 9.16), (F) [reserved,] (G) with the prior written consent of the Parent, and (H) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement (so long as such person shall have agreed to keep the same confidential in accordance with this Section 9.16). For the avoidance of doubt, the confidentiality obligations of the Opioid Trust and its Related Parties and Beneficiaries with respect to any Cooperation Agreement Information shall be governed by the Opioid MDT II Cooperation Agreement and not by this Section 9.16.

Section 9.17 Settlement Parties’ Materials. The Parent and each Primary Obligor hereby acknowledges and agrees that (a) the Opioid Trust may make available to its successors and assigns, in part or in whole, as applicable, and its Beneficiaries and/or their respective advisors materials and/or information provided by or on behalf of the Parent and any other Settlement Party hereunder, in each case subject to the requirements of Section 9.16 (collectively, “Settlement Parties’ Materials”), (b) the Parent and each Primary Obligor will identify that portion of the Settlement Parties’ Materials that includes material non-public information with respect to the Parent, the Primary Obligors or their respective Subsidiaries or any of their respective securities, and (c) the Parent and each Primary Obligor will clearly and conspicuously mark “PUBLIC” all other Settlement Parties’ Materials that do not contain such material non-public information, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, and by marking Settlement Parties’ Materials “PUBLIC,” the Parent and each Primary Obligor shall be deemed to have authorized the Opioid Trust, its successors and assigns, in whole or in part, as applicable, the Beneficiaries of the Opioid Trust and their respective advisors to treat such Settlement Parties’ Materials as solely containing information that is either (x) publicly available information or (y) not material (although it may be sensitive and proprietary) with respect to the Parent, the Primary Obligors or their respective Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Settlement Parties’ Materials shall be treated as set forth in Section 9.16, to the extent such Settlement Parties’ Materials constitute information subject to the terms thereof).

Section 9.18 [Reserved].

Section 9.19 Release of Obligations.

(a) The Opioid Trust (and its successors and assigns, in part or in whole) hereby irrevocably agree that any Subsidiary Settlement Party shall automatically be released from its obligations hereunder and its Guarantee and cease to be a Subsidiary Settlement Party upon (x) consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary or (y) the release or discharge (giving effect to any concurrent release of any Indebtedness) of its primary obligations and guarantees by such Subsidiary Settlement Party in respect of all Reference Indebtedness, in each case following a written request by a Primary Obligor to the Opioid Trust requesting that such person no longer constitutes a Subsidiary Settlement Party and certifying its entitlement to the requested release and, in the case of a release pursuant to clause (y), setting forth the details of its compliance with the following clauses (A) through (E); provided that any such release pursuant to preceding clause (y) shall only be effective if (A) no Event of Default has occurred and is continuing or would result therefrom, (B) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Section 6.01 (for purposes of this clause (B), with the Primary Obligors being required to reclassify any such Indebtedness made in reliance upon such Subsidiary being a Subsidiary Settlement Party on another basis as would be permitted by such Section) (and all items described above in this clause (B) shall thereafter be deemed recharacterized as provided above in this clause (B)), (C) if such Subsidiary is a person described in Section 9.18(b)(i)(y)(1) of the Takeback Term Loan Credit Agreement (as in effect on the Effective Date) or such Subsidiary guaranteed Reference Indebtedness even though it was not required at such time to do so, then at the time of such release (and after giving effect thereto), all Investments previously made in such Subsidiary after the Effective Date would then would then be permitted to be made in accordance with Section 6.04 (for purposes of this clause (C), with the Primary Obligors being required to reclassify any such Investments made in reliance upon such Subsidiary being a Subsidiary Settlement Party on another basis as would be permitted by such Section), and any Dispositions previously made to such Subsidiary after the Effective Date would then be permitted to be made in accordance with the relevant provisions of Section 6.05 as if the same were made to a Subsidiary that was not a Subsidiary Settlement Party

(and all items described above in this clause (C) shall thereafter be deemed recharacterized as provided above in this clause (C)), (D) to the extent that the release from obligations in respect of Reference Indebtedness relies upon such Subsidiary ceasing to be a Wholly Owned Subsidiary, the transaction pursuant to which such Subsidiary ceases to be a Wholly Owned Subsidiary arises from legitimate business transactions with third parties and (E) such Subsidiary shall not be (or shall be concurrently be released as) a primary obligor or a guarantor with respect to any Reference Indebtedness.

(b) In connection with a release under this Section 9.19, the Opioid Trust shall be entitled to receive a certificate from Parent and the Primary Obligors stating that the sale, merger, consolidation or other Disposition of such Subsidiary is permitted in accordance with this Agreement and the other Settlement Documents and the Opioid Trust (and its successors and assigns, in whole or part) may conclusively rely on such certificate.

(c) The Opioid Trust (and its successors and assigns, in part or in whole) shall execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Settlement Party pursuant to the foregoing provisions of this Section 9.19. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Settlement Document relating to any such Subsidiary Settlement Party shall no longer be deemed to be made. In connection with any release hereunder, the Opioid Trust (and its successors and assigns, in part or in whole) shall promptly take such action and execute any such documents as may be reasonably requested by a Primary Obligor, and at such Primary Obligor’s expense, in connection with such release; provided, that (i) the Opioid Trust shall have received a certificate of a Responsible Officer of such Primary Obligor containing such certifications as the Opioid Trust shall reasonably request, (ii) the Opioid Trust (and its successors and assigns, in part or in whole) shall not be required to execute any such document on terms which, in the reasonable opinion of the Opioid Trust (or any of its successors or assigns, in part or in whole), would expose the Opioid Trust (or any of its successors or assigns, in part or in whole) to liability or create any obligation or entail any consequence other than such release without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Opioid Obligations of the Parent or any other Subsidiary.

(d) Notwithstanding anything to the contrary contained herein or any other Settlement Document, on the Termination Date, upon request of a Primary Obligor, the Opioid Trust (and its successors and assigns, in part or in whole) shall take such actions as shall be required to release all obligations under any Settlement Document, whether or not on the date of such release there may be any contingent obligations or claims not then due; provided, that the Opioid Trust shall have received a certificate of a Responsible Officer of such Primary Obligor containing such certifications as the Opioid Trust shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the relevant obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Primary Obligor or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, a Primary Obligor or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Primary Obligors agree, jointly and severally, to pay all reasonable and documented out-of-pocket expenses incurred by the Opioid Trust (and its representatives) in connection with taking such actions to release all obligations under the Settlement Documents as contemplated by this Section 9.19.

Section 9.20 Judgement Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Settlement Document in the currency denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Opioid Trust could purchase the Agreement Currency with such other currency on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Settlement Party in respect of any such sum due from it to the Opioid Trust (or any of its successors or assigns, in part or in whole) hereunder or under the other Settlement Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Agreement Currency, be discharged only to the extent that on the Business Day following receipt by the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable) of any sum adjudged to be so due in the Judgment Currency, the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable), in the Agreement Currency, the Settlement Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable), or such other person to whom such obligation was owing, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Opioid Trust (or any of its successors or assigns, in part or in whole, as applicable) in the Agreement Currency, the Opioid Trust (or its applicable successors or assigns, in part or in whole) agrees to return the amount of any excess to the respective Settlement Party.

Section 9.21 USA PATRIOT Act Notice. To the extent the Opioid Trust (or any of its successors or assigns, in part or in whole) is subject to the USA PATRIOT Act, the Opioid Trust (and its successors and assigns, in part or in whole) hereby notifies each Settlement Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Settlement Party, which information includes the name and address of such Settlement Party and other information that will allow the Opioid Trust (and its successors and assigns, in part or in whole) to identify each Settlement Party in accordance with the USA PATRIOT Act.

Section 9.22 [Reserved.]

Section 9.23 Joint Obligors.

(a) Notwithstanding anything else in this Agreement or any other Settlement Documents to the contrary, each Primary Obligor, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Primary Obligors, with respect to the payment and performance of all of the

Opioid Obligations, it being the intention of the parties hereto that all of the Opioid Obligations shall be the joint and several obligations of each Primary Obligor without preferences or distinction among them. The Primary Obligors shall be liable for all amounts due to Opioid Trust (or any of its successors or assigns, in part or in whole) under this Agreement. The Opioid Obligations of the Primary Obligors with respect to Opioid Deferred Cash Payments and the Opioid Obligations arising as a result of the joint and several liability of one of the Primary Obligors hereunder with respect to the Opioid Deferred Cash Payments, shall be separate and distinct obligations, but all such other Opioid Obligations shall be primary obligations of each Primary Obligor.

(b) If and to the extent that any Primary Obligor shall fail to make any payment with respect to any of the Opioid Obligations as and when due or to perform any of the Opioid Obligations in accordance with the terms thereof, then in each such event, each other Primary Obligor will make such payment with respect to, or perform, such Opioid Obligation.

(c) The obligations of each Primary Obligor under this Section 9.23 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Primary Obligor. The joint and several liability of the Primary Obligors hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Primary Obligor or the Opioid Trust (or any of its successors or assigns, in part or in whole).

(d) The provisions of this Section 9.23 are made for the benefit of the Opioid Trust and its successors and assigns, in part or in whole, and subject to Article VII hereof, may be enforced by them from time to time against any Primary Obligor as often as occasion therefor may arise and without requirement on the part of Opioid Trust (or any of its successors or assigns, in part or in whole) first to marshal any of its claims or to exercise any of its rights against any other Primary Obligor or to exhaust any remedies available to it against any other Primary Obligor or to resort to any other source or means of obtaining payment of any of the Opioid Obligations hereunder or to elect any other remedy. If at any time, any payment, or any part thereof, made in respect of any of the Opioid Obligations is rescinded or must otherwise be restored or returned by the Opioid Trust (or any of its successors or assigns, in part or in whole) or any subsequent transferee upon the insolvency, bankruptcy or reorganization of any Primary Obligor, or otherwise, the provisions of this Section 9.23 will forthwith be reinstated and in effect as though such payment had not been made.

(e) Notwithstanding any provision to the contrary contained herein or in any of the other Settlement Documents, to the extent the obligations of a Primary Obligor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, federal or foreign law relating to fraudulent conveyances or transfers) then the obligations of such Primary Obligor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state, provincial or foreign and including, without limitation, the Bankruptcy Code).

ARTICLE X

PARENT GUARANTY

Section 10.01 Parent Guaranty. The Parent hereby guarantees to the Opioid Trust (and its successors and assigns, in part or in whole) and each holder of the Opioid Obligations as hereinafter provided, as primary obligor and not as surety, the payment of the Opioid Obligations in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Parent hereby further agrees that if any of the Opioid Obligations are not paid in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Parent will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Opioid Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02 Obligations Unconditional. (a) The obligations of the Parent under Section 10.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Settlement Documents or other documents relating to the Opioid Obligations, or any substitution, release, impairment or exchange of any other guarantee of any of the Opioid Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full in cash of the Opioid Obligations, other than contingent obligations not then due), it being the intent of this Section 10.02 that the obligations of the Parent hereunder shall be absolute and unconditional under any and all circumstances. The Parent agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against a Primary Obligor or any other Guarantor for amounts paid under this Article X until such time as the Opioid Obligations (other than contingent obligations not then due) have been paid in full in cash.

(b) Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Parent hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Parent, the time for any performance of or compliance with any of the Opioid Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Settlement Documents or other documents relating to the Opioid Obligations shall be done or omitted;

(iii) the due date of any of the Opioid Obligations shall be accelerated, or any of the Opioid Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Settlement Documents or other documents relating to the Opioid Obligations shall be waived or any other guarantee of any of the Opioid Obligations shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any of the Opioid Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Parent) or shall be subordinated to the claims of any person (including, without limitation, any creditor of the Parent); or

(v) the lack of enforceability or validity of the Opioid Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto, or any other invalidity or unenforceability relating to or against the Parent, any Primary Obligor or any other Guarantor of any of the Opioid Obligations, for any reason related to this Agreement, any other Settlement Document or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Parent, any Primary Obligor or any other Guarantor of the Opioid Obligations, of any of the Opioid Obligations or otherwise affecting any term of any of the Opioid Obligations.

(c) With respect to its obligations hereunder, the Parent hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Opioid Trust (or any of its successors or assigns, in part or in whole) exhaust any right, power or remedy or proceed against any person under any of the Settlement Documents or other documents relating to the Opioid Obligations, or against any other person under any other guarantee of any of the Opioid Obligations.

Section 10.03 Reinstatement. The obligations of the Parent under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any person in respect of the Opioid Obligations is rescinded or must be otherwise restored by any holder of any of the Opioid Obligations or any subsequent transferee, whether as a result of any proceedings under any Bankruptcy Law or otherwise, and the Parent agrees that it will indemnify the Opioid Trust (and its successors and assigns, in part or in whole) on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Opioid Trust (or its successors and assigns, in part or in whole) in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any proceedings under any Bankruptcy Law or otherwise.

Section 10.04 Certain Additional Waivers. The Parent further agrees that it shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06.

Section 10.05 Remedies. The Parent agrees that, to the fullest extent permitted by law, as between the Parent, on the one hand, and the Opioid Trust (and its successors and assigns, in part or in whole), on the other hand, the Opioid Obligations may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Opioid Obligations from becoming automatically due and payable) as against any other person and that, in the event of such declaration (or the Opioid Obligations being deemed to have become automatically due and payable), the Opioid Obligations (whether or not due and payable by any other person) shall forthwith become due and payable by the Parent for purposes of Section 10.01.

Section 10.06 Rights of Contribution. The Parent agrees that, in connection with payments made hereunder, the Parent and each other Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Settlement Documents and no Guarantor shall exercise such rights of contribution until all Opioid Obligations (other than contingent obligations not then due) have been paid in full in cash.

Section 10.07 Guarantee of Payment; Continuing Guarantee. The guarantee given by the Parent in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 10.08 New Parent. If, at any time, (a) the Parent becomes a Wholly Owned Subsidiary of an entity (x) that is an entity organized in a Qualified Jurisdiction and (y) at least a majority of the Equity Interests of which are owned by persons who were, immediately prior to its acquisition of the Parent, shareholders of the Parent, and (b) no Default or Event of Default has occurred and is continuing (or would exist upon such New Parent becoming the Parent), then a Primary Obligor may, by notice to the Opioid Trust, designate such person (the “New Parent”) as the Parent. Following any such designation, and effective upon (i) the execution by such person of a joinder to this Agreement in form and substance reasonably satisfactory to the Opioid Trust by which it agrees to be bound by the terms hereof and assume all obligations of the Parent hereunder and (ii) the prior Parent becoming party to the Subsidiary Guarantee Agreement, such person shall become the Parent and shall assume all rights and obligations of the Parent hereunder; provided that (x) nothing in this Section 10.08 shall discharge or release the previous Parent from its obligations hereunder until such time as the previous Parent shall become a party to the Subsidiary Guarantee Agreement as a Subsidiary Settlement Party and (y) from and after the date upon which the New Parent satisfies the above requirements and becomes the “Parent”, the previous Parent shall be deemed to be a Subsidiary Settlement Party for purposes hereof. Any New Parent and any previous Parent shall take all actions reasonably requested by the Opioid Trust to effectuate the foregoing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

MALLINCKRODT PLC

By:	/s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title: Executive Vice President and Chief Financial Officer

MALLINCKRODT LLC SPECGX LLC SPECGX HOLDINGS LLC

By:	/s/ Stephen A. Welch
Name: Stephen A. Welch
Title: President

[Signature Page to Opioid Deferred Cash Payments Agreement]

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